Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AMONG

OLD SECOND BANCORP, INC.,

OLD SECOND ACQUISITION, INC.

AND

HERITAGEBANC, INC.

NOVEMBER 5, 2007

i

v

*      *      *      *      *

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (together with all exhibits and schedules, this “Agreement”) is entered into as of November 5, 2007, among Old Second Bancorp, Inc., a Delaware corporation (“Old Second”), Old Second Acquisition, Inc., a Delaware corporation (“Old Second Acquisition, Inc.”) and HeritageBanc, Inc., an Illinois corporation (“HeritageBanc”).

RECITALS

A.            The Boards of Directors of HeritageBanc, Old Second and Old Second Acquisition, Inc. have approved, and deem it advisable and in the best interests of their respective shareholders to consummate the business combination transaction provided for herein in which HeritageBanc and Old Second will affiliate in a merger transaction (the “Merger”) whereby Old Second Acquisition, Inc., a newly formed and wholly owned subsidiary of Old Second, and HeritageBanc shall merge under applicable law, and HeritageBanc shall be the surviving corporation (the “Surviving Corporation”).

B.            The Boards of Directors of HeritageBanc, Old Second and Old Second Acquisition, Inc. have each determined that the Merger and the other transactions contemplated hereby are consistent with, and will further, their respective business strategies and goals.

C.            Pursuant to the terms of this Agreement, each outstanding share of the common stock of HeritageBanc, $20.00 par value per share (“HeritageBanc Common Stock”), shall be converted at the Effective Time (as hereinafter defined) of the Merger into the right to receive cash and shares of common stock of Old Second, $1.00 par value per share (“Old Second Common Stock”), or a combination thereof as provided in this Agreement.

D.            The parties desire to make certain representations, warranties and agreements in connection with the Merger and also agree to certain prescribed conditions to the Merger.

AGREEMENTS

In consideration of the foregoing premises and the following mutual promises, covenants and agreements, the parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1            Definitions. In addition to those terms defined throughout this Agreement, the following terms, when used herein, shall have the following meanings.

(a)           “Acquisition Transaction” means, with respect to HeritageBanc any of the following:  (i) a merger or consolidation, or any similar transaction (other than the Merger) of any Person with either HeritageBanc or any HeritageBanc Subsidiary (ii) a purchase, lease or other acquisition of all or substantially all the assets of HeritageBanc or any HeritageBanc

Subsidiary of such Person; (iii) a purchase or other acquisition of “beneficial ownership” by any Person that would cause such person or group to become the beneficial owner of securities representing a majority or more of the voting power of either HeritageBanc or any Heritage Bank Subsidiary; (iv) a tender or exchange offer to acquire securities representing a majority or more of the voting power of HeritageBanc; (v) a proxy or consent solicitation made to shareholders of HeritageBanc seeking proxies in opposition to any proposal relating to any aspect of the Contemplated Transactions that has been recommended by the board of directors of HeritageBanc; (vi) the filing of an application or notice with any Regulatory Authority (which application has been accepted for processing) seeking approval to engage in one or more of the transactions referenced in clauses (i) through (iv) above; or (vii) the making of a bona fide proposal to HeritageBanc or its shareholders, by public announcement or written communication, that is or becomes the subject of public disclosure, to engage in one or more of the transactions referenced in clauses (i) through (v) above.

(b)           “Adjusted Stockholders’ Equity” means the consolidated tangible stockholders’ equity of HeritageBanc, calculated in accordance with GAAP and reflecting, among other things, the accrued income and expenses of HeritageBanc for all periods ending on or prior to the close of business on the third Business Day preceding the Closing Date, but adjusted to exclude: (i) the recognition of or accrual for all expenses paid or incurred or projected to be paid or incurred by HeritageBanc or Heritage Bank in connection with this Agreement and the Contemplated Transactions, including HeritageBanc Transactional Expenses and the amounts listed on Schedule 4.28 in connection with payments to Messrs. Ladowicz and Roe; (ii) any realized gains or losses resulting from sales of investment securities effected by HeritageBanc or any HeritageBanc Subsidiary between January 1, 2007 and the Closing Date; (iii) any realized gains on the sale of any branch or on any other extraordinary sales; (iv) any adjustments made in accordance with Statement of Financial Standard No. 115; and (v) any accounting or other adjustments made pursuant to Section 6.11. HeritageBanc’s Adjusted Stockholders’ Equity shall be calculated by HeritageBanc as of the close of business on the third Business Day preceding the Closing Date using reasonable estimates of revenues and expenses where actual amounts are not available. Not later than the second Business Day prior to the Closing, such calculation shall be delivered to Old Second accompanied by appropriate supporting detail, and shall be subject to verification and approval by Old Second, which approval shall not be unreasonably withheld.

(c)           “Affiliate” means with respect to:

(i)        a particular individual:  (A) each other member of such individual’s Family; (B) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family; (C) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (D) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity); and

(ii)       a specified Person other than an individual:  (A) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (B) any Person that holds a Material Interest in such specified Person; (C) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); (D) any Person in which such specified Person holds a Material Interest; (E) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (F) any Affiliate of any individual described in clause (B) or (C) of this subsection (ii).

(d)           “Bank Merger” means the merger of Heritage Bank with and into, and under the charter of, Old Second Bank.

(e)           “Business Day” means any day on which the trading of stock occurs on the Nasdaq Global Market.

(f)            “Call Reports” means the quarterly reports of income and condition required to be filed with the FDIC.

(g)           “Code” means the Internal Revenue Code of 1986, as amended.

(h)           “Contemplated Transactions” means all of the transactions contemplated by this Agreement, including:  (i) the Merger; (ii) the Bank Merger; (iii) the performance by Old Second, Old Second Acquisition, Inc. and HeritageBanc of their respective covenants and obligations under this Agreement; and (iv) Old Second’s payment of cash and issuance of shares of Old Second Common Stock pursuant to the Registration Statement in exchange for shares of HeritageBanc Common Stock.

(i)            “Contract” means any agreement, contract, obligation, promise or understanding (whether written or oral and whether express or implied) that is legally binding:  (i) under which a Person has or may acquire any rights; (ii) under which such Person has or may become subject to any obligation or liability; or (iii) by which such Person or any of the assets owned or used by such Person is or may become bound.

(j)            “CRA” means the Community Reinvestment Act, as amended.

(k)           “DGCL” means the Delaware General Corporation Law, as amended.

(l)            “Division” means the Illinois Division of Banking.

(m)          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(n)           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o)           “Family” means with respect to an individual:  (i) the individual; (ii) the individual’s spouse and any former spouse; (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree; and (iv) any other individual who resides with such individual.

(p)           “FDIC” means the Federal Deposit Insurance Corporation.

(q)           “Federal Reserve” means the Board of Governors of the Federal Reserve System.

(r)            “GAAP” means generally accepted accounting principles in the United States, consistently applied.

(s)           “Heritage ESOP” means the Heritage Employee Stock Ownership Plan.

(t)            “HeritageBanc Subsidiary” means any Subsidiary of HeritageBanc, including Heritage Bank.

(u)           “HeritageBanc Transactional Expenses” means all transaction costs of HeritageBanc necessary to consummate the Contemplated Transactions, including the aggregate expenses of attorneys, accountants, consultants, financial advisors and other professional advisors incurred by HeritageBanc in connection with this Agreement and the Contemplated Transactions, HeritageBanc’s costs of preparing, printing and mailing the Proxy Statement-Prospectus (as defined below) and all other non-payroll related costs and expenses in each case incurred or to be incurred by HeritageBanc through the Effective Time in connection with this Agreement and the Contemplated Transactions, excluding, however, all payments and expenses associated with the acceleration of payment of compensation (including severance benefits, allocation and vesting under any employee stock ownership plan, stock option plans, retention plans, deferred compensation agreements or any other similar benefit plans of HeritageBanc).

(v)           “Heritage Bank” means Heritage Bank, an Illinois state chartered commercial bank with its main office located in Frankfort, Illinois, and a wholly-owned subsidiary of HeritageBanc.

(w)          “Illinois BCA” means the Illinois Business Corporation Act, as amended.

(x)            “Knowledge” means, assuming due inquiry under the facts or circumstances, the actual knowledge of the executive officers of Old Second or HeritageBanc, as the context requires.

(y)           “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other Order, constitution, law, ordinance, regulation, rule, policy statement, directive, statute or treaty.

(z)            “Material Adverse Effect” as used with respect to a party, means an event, change, effect or occurrence which, individually or together with any other event, change, effect or occurrence, (i) is materially adverse to the business, properties, financial condition or results of operations of such party and its Subsidiaries, taken as a whole, or (ii) materially impairs the ability of such party to perform its obligations under this Agreement or to consummate the Contemplated Transactions on a timely basis; provided that, in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent attributable to or resulting from (A) changes in Legal Requirements generally affecting the banking and bank holding company businesses and the interpretation of such Legal Requirements by courts or governmental authorities, (B) changes in GAAP or regulatory accounting requirements generally affecting the banking and bank holding company businesses,

(C) changes or events generally affecting the banking and bank holding company businesses, including changes in prevailing interest rates, not specifically related to HeritageBanc or Old Second or their respective Subsidiaries, (D) the effects of the actions expressly permitted or required by this Agreement or that are taken with the prior informed consent of the other party in contemplation of the Contemplated Transactions, (E) the announcement of this Agreement and the Contemplated Transactions, and (F) any outbreak of major hostilities in which the United States is involved or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories or diplomatic or consular offices or upon any military installation or personnel of the United States.

(aa)         “Material Interest” means the direct or indirect beneficial ownership (as currently defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

(bb)         “Merger Consideration Note” means a secured promissory note in a principal amount equal to the aggregate Cash Consideration, in the form attached as Exhibit A.

(cc)         “OCC” means the Office of the Comptroller of the Currency.

(dd)         “Old Second Bank” means Old Second National Bank, a federally chartered commercial bank with its main office located in Aurora, Illinois and a wholly-owned subsidiary of Old Second.

(ee)         “Old Second 401(k) Plan” means the Old Second Bancorp, Inc. Employees’ 401(k) Savings Plan and Trust.

(ff)           “Old Second SEC Reports” means the annual, quarterly and other reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) filed by Old Second with the SEC.

(gg)         “Old Second Subsidiary” means any Subsidiary of Old Second, including Old Second Acquisition, Inc. and Old Second Bank.

(hh)         “Old Second Transactional Expenses” means all transaction costs of Old Second necessary to consummate the Contemplated Transactions, including the aggregate expenses of attorneys, accountants, consultants, financial advisors and other professional advisors incurred by Old Second in connection with this Agreement and the Contemplated Transactions, Old Second’s costs of obtaining financing, preparing the Registration Statement and all other non-payroll related costs and expenses in each case incurred or to be incurred by Old Second through the Effective Time in connection with this Agreement and the Contemplated Transactions, excluding, however, all payments and expenses associated with the acceleration of payment of compensation (including severance benefits, allocation and vesting under any employee stock ownership plan, stock option plans, retention plans, deferred compensation agreements or any other similar benefit plans of Old Second).

(ii)           “Order” means any award, decision, injunction, judgment, order, ruling, extraordinary supervisory letter, policy statement, memorandum of understanding, resolution, agreement, directive, subpoena or verdict entered, issued, made, rendered or required by any court, administrative or other governmental agency, including any Regulatory Authority, or by any arbitrator.

(jj)           “Ordinary Course of Business” means any action taken by a Person only if such action:

(i)        is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(ii)       is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority), other than loan approvals for customers of a financial institution; and

(iii)      is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), other than loan approvals for customers of a financial institution, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

(kk)         “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, foundation, joint venture, estate, trust, association, organization, labor union or other entity or Regulatory Authority.

(ll)           “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any judicial or governmental authority, including a Regulatory Authority, or arbitrator.

(mm)       “Purchase Price” means $86,000,000.

(nn)         “Regulatory Authority” means any federal, state or local governmental body, agency, court or authority that, under applicable Legal Requirements:  (i) has supervisory, judicial, administrative, police, enforcement, taxing or other power or authority over HeritageBanc, Old Second, or any of their respective Subsidiaries; (ii) is required to approve, or give its consent to, the Contemplated Transactions; or (iii) with which a filing must be made in connection therewith, including, in any case, filings with the SEC, the Federal Reserve, the FDIC, the Office of the Comptroller of the Currency and the Division.

(oo)         “Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

(pp)         “SEC” means the Securities and Exchange Commission.

(qq)         “Securities Act” means the Securities Act of 1933, as amended.

(rr)           “Subsidiary” means with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

(ss)         “Tax” means any tax (including any income tax, franchise tax, capital gains tax, value-added tax, sales tax, property tax, gift tax or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Regulatory Authority or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

(tt)           “Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Regulatory Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

(uu)         “Threatened” means a claim, Proceeding, dispute, action or other matter for which any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person with knowledge of such event or circumstances to conclude that such a claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

(vv)         “Treasury Regulations” means the regulations promulgated under the Code from time to time.

Section 1.2            Principles of Construction.

(a)           In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply: (i) actions permitted under this Agreement may be taken at any time and from time to time in the actor’s sole discretion; (ii) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or its successor, as in effect at the relevant time; (iii) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”; (iv) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (v) indications of time of day mean Central Standard Time; (vi) “including” means “including, but not limited to”; (vii) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified; (viii) all words used in this Agreement will be construed to be of such gender or number as the circumstances and context require; (ix) the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (x) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof.

(b)           The schedules of each of HeritageBanc and Old Second referred to in this Agreement (the “HeritageBanc Schedules” and the “Old Second Schedules,” respectively, and collectively the “Schedules”) shall consist of the agreements and other documentation described and referred to in this Agreement with respect to such party, which Schedules were delivered by each of HeritageBanc and Old Second to the other on or before the date of this Agreement. Any item or matter disclosed on any Schedule shall be deemed to be disclosed for all purposes on all other Schedules, to the extent that it should have been disclosed on such other Schedule, to the extent that sufficient details are set forth so that the purpose for which disclosure is made is reasonably clear. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control.

(c)           All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

(d)           With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

ARTICLE 2
THE MERGER

Section 2.1            The Merger. At the Effective Time (as defined below), provided that this Agreement shall not prior thereto have been terminated in accordance with its express terms, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the DGCL and the Illinois BCA, Old Second Acquisition, Inc. shall be merged with and into HeritageBanc pursuant to the provisions of, and with the effects provided in, the DGCL and the Illinois BCA, the separate corporate existence of Old Second Acquisition, Inc. shall cease and HeritageBanc will be the Surviving Corporation and a wholly owned Subsidiary of Old Second. As a result of the Merger, at the Effective Time, each share of stock of Old Second Acquisition, Inc. issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation, and each share of HeritageBanc Common Stock issued and outstanding immediately prior to the Effective Time will be cancelled and converted into the right to receive an amount of cash or shares of Old Second Common Stock as provided in Section 3.2. The parties intend, as of the date hereof, that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code and will be fully taxable under the Code.

Section 2.2            Effective Time; Closing.

(a)           Provided that this Agreement shall not prior thereto have been terminated in accordance with its express terms, the closing of the Merger (the “Closing”) shall occur at a place and in a manner (including by mail) that is mutually acceptable to Old Second and HeritageBanc, or if they fail to agree, at the offices of Quarles & Brady LLP located at 500 West Madison Street, Suite 3700, Chicago, Illinois 60661, at 10:00 a.m. on the date that is five (5) Business Days after the latest to occur of: (i) the receipt of all required approvals or consents of the Regulatory Authorities for the Contemplated Transactions; or (ii) the expiration of all statutory waiting periods relating to such regulatory approvals and the receipt of the approvals of the shareholders of HeritageBanc, or at such other time and place as HeritageBanc and Old Second may agree (the “Closing Date”); provided, however, that in no event shall the Closing Date occur prior to January 1, 2008. Subject to the provisions of ARTICLE 11, failure to consummate the Merger on the date and time and at the place determined pursuant to this Section 2.2 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

(b)           The parties hereto agree to file on the Closing Date an appropriate certificate of merger and articles of merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of Illinois, respectively, as contemplated by Section 252 of the DGCL and 805 ILCS 5/11.25 and 11.35 of the Illinois BCA, respectively. The Merger shall be effective upon the close of business on the day that such certificate of merger and articles of merger have been duly filed with and accepted by the Secretary of State of the State of Delaware and the Secretary of State of the State of Illinois, respectively (the “Effective Time”).

Section 2.3            Effects of Merger. At the Effective Time, the effect of the Merger shall be as provided in Section 259 of the DGCL and 805 ILCS 5/11.50 of the Illinois BCA. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of HeritageBanc and Old Second Acquisition, Inc. shall be vested in the Surviving Corporation, and all debts, liabilities and duties of HeritageBanc and Old Second Acquisition, Inc. shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.4            Articles of Incorporation. At the Effective Time, the articles of incorporation of the Surviving Corporation shall be amended and restated as set forth in Exhibit B attached hereto, which shall become the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

Section 2.5            By-laws. At the Effective Time, the by-laws of the Surviving Corporation shall be amended and restated as set forth in Exhibit C attached hereto, which shall become the by-laws of the Surviving Corporation until thereafter amended in accordance with applicable law.

Section 2.6            Directors and Officers. From and after the Effective Time, the directors and executive officers of the Surviving Corporation, including committees of the board of directors, shall be as set forth on Exhibit D, subject to change thereafter as provided in the articles of incorporation, by-laws or resolutions of the board of directors or shareholders of the Surviving Corporation.

Section 2.7            Old Second’s Deliveries at Closing. At the Closing, Old Second shall deliver or cause to be delivered the following items to HeritageBanc:

(a)           evidence of the delivery by Old Second or its agents to the Exchange Agent (as defined below) of:  (i) the duly executed Merger Consideration Note and any documents, in form and substance mutually agreed upon among the parties, required to be delivered to secure Old Second’s performance thereunder and perfect such security interest in favor of HeritageBanc; (ii) certificates representing, in the aggregate, all of the shares of Old Second Common Stock to be paid or issued, as applicable, in exchange for the shares of HeritageBanc Common Stock pursuant to the terms of this Agreement; and (iii) an amount of cash equal to the total fractional shares of Old Second Common Stock that former holders of HeritageBanc Common Stock would be entitled to receive as determined by multiplying the total such fractional shares by the Average Trading Price;

(b)           a certificate of good standing for Old Second issued by the Secretary of State of the State of Delaware and dated not more than five (5) Business Days prior to the Closing Date;

(c)           a copy of the certificate of incorporation of Old Second, certified not more than five (5) Business Days prior to the Closing Date by the Secretary of State of the State of Delaware;

(d)           a certificate of the Secretary or any Assistant Secretary of Old Second dated the Closing Date certifying a copy of the bylaws of Old Second and stating that there have been no further amendments to the certificate of incorporation of Old Second delivered pursuant to the immediately preceding paragraph of this Section 2.7;

(e)           copies of resolutions of the board of directors of Old Second authorizing and approving this Agreement and the consummation of the Contemplated Transactions, certified as of the Closing Date by the Secretary or any Assistant Secretary of Old Second;

(f)            a certificate of good standing for Old Second Acquisition, Inc. issued by the Secretary of State of the State of Delaware and dated not more than five (5) Business Days prior to the Closing Date;

(g)           a copy of the certificate of incorporation of Old Second Acquisition, Inc., certified not more than five (5) Business Days prior to the Closing Date by the Secretary of State of the State of Delaware;

(h)           a certificate of the Secretary or any Assistant Secretary of Old Second Acquisition, Inc. dated the Closing Date certifying a copy of the bylaws of Old Second Acquisition, Inc. and stating that there have been no further amendments to the certificate of incorporation of Old Second delivered pursuant to the immediately preceding paragraph of this Section 2.7;

(i)            copies of resolutions of the board of directors and sole shareholder of Old Second Acquisition, Inc. authorizing and approving this Agreement and the consummation of the Contemplated Transactions, certified as of the Closing Date by the Secretary or any Assistant Secretary of Old Second Acquisition, Inc.;

(j)            a good standing certificate for Old Second Bank issued by the OCC and dated not more than five (5) Business Days prior to the Closing Date;

(k)           a copy of the articles of association of Old Second Bank, certified by the OCC and dated not more than five (5) Business Days prior to the Closing Date;

(l)            a certificate of the Secretary of Old Second Bank dated the Closing Date certifying a copy of the bylaws of Old Second Bank and stating that there have been no further amendments to the articles of association of Old Second Bank delivered pursuant to the immediately preceding paragraph of this Section 2.7;

(m)          copies of resolutions of the board of directors and the sole shareholder of Old Second Bank approving the Bank Merger agreement and the consummation of the Bank Merger, certified as of the Closing Date by the Cashier of Old Second Bank;

(n)           a certificate executed by Old Second dated the Closing Date stating that:  (i) all of the representations and warranties of Old Second and any Old Second Subsidiary set forth in this Agreement are true and correct in accordance with the Article 5 Standard with the same force and effect as if all of such representations and warranties were made at the Closing Date; provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct in all material respects on and as of such earlier date, and provided further, that to the extent that representations and warranties are made in this Agreement subject to a standard of Knowledge, such representations and warranties shall be true and correct in all respects; and (ii) Old Second has performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date; provided, however, that to the extent performance and compliance with such covenants and obligations are subject in this Agreement to a standard of materiality, Old Second shall have performed and complied in all respects with such covenants and obligations; and

(o)           such other documents as HeritageBanc may reasonably request.

All of such items shall be reasonably satisfactory in form and substance to HeritageBanc and its counsel. The parties agree that the failure of Old Second to deliver the closing deliveries listed above shall be a breach hereunder and that HeritageBanc’s sole remedy in the event of such failure to deliver (so long as such failure to deliver is not based upon the willful misconduct of Old Second) shall be to terminate this Agreement in accordance with the provisions of Section 11.1.

Section 2.8            HeritageBanc’s Deliveries at Closing. At the Closing, HeritageBanc shall deliver the following items to Old Second:

(a)           a certificate of good standing for HeritageBanc issued by the Secretary of State of the State Illinois and dated not more than five (5) Business Days prior to the Closing Date;

(b)           a copy of the articles of incorporation of HeritageBanc certified not more than five (5) Business Days prior to the Closing Date by the Secretary of State of the State of Illinois;

(c)           a certificate of the Secretary or any Assistant Secretary of HeritageBanc dated the Closing Date certifying a copy of the by-laws of HeritageBanc and stating that there have been no further amendments to the articles of incorporation of HeritageBanc delivered pursuant to the immediately preceding paragraph of this Section 2.8;

(d)           copies of resolutions of the board of directors and shareholders of HeritageBanc authorizing and approving this Agreement and the consummation of the Contemplated Transactions, certified as of the Closing Date by the Secretary or any Assistant Secretary of HeritageBanc;

(e)           a certificate of good standing for Heritage Bank issued by the Division and dated not more than five (5) Business Days prior to the Closing Date;

(f)            a copy of the charter of Heritage Bank, certified by the Division and dated not more than five (5) Business Days prior to the Closing Date;

(g)           a certificate of the Secretary or any Assistant Secretary of Heritage Bank dated the Closing Date certifying a copy of the by-laws of Heritage Bank and stating that there have been no further amendments to the charter of Heritage Bank delivered pursuant to the immediately preceding paragraph of this Section 2.8;

(h)           a certificate executed by HeritageBanc dated the Closing Date stating that:  (i) all of the representations and warranties of HeritageBanc and any HeritageBanc Subsidiary set forth in this Agreement are true and correct in accordance with the Article 4 Standard with the same force and effect as if all of such representations and warranties were made at the Closing Date; provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct in all material respects on and as of such earlier date, and provided further, that to the extent that representations and warranties are made in this Agreement subject to a standard of materiality or Knowledge, such representations and warranties shall be true and correct in all respects; and (ii) HeritageBanc has performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date; provided, however, that to the extent performance and compliance with such covenants and obligations are subject in this Agreement to a standard of materiality, HeritageBanc shall have performed and complied in all respects with such covenants and obligations;

(i)            a list of all record holders of HeritageBanc Common Stock as of the Closing Date, setting forth the number of shares held by such shareholder, the certificate number(s) of the stock certificates issued to such shareholder and a list of all Persons as of the Closing Date who, to the Knowledge of HeritageBanc, have the right at any time to acquire shares of HeritageBanc Common Stock, certified in each case by the Secretary or any Assistant Secretary of HeritageBanc;

(j)            a list of the participants in the Heritage ESOP, as of the Closing Date, setting forth such participant’s name, address and phone number of record and the number of shares held by the trustee of the Heritage ESOP on behalf of such participant.

(k)           copies of resolutions of the board of directors of HeritageBanc terminating the HeritageBanc Phantom Stock Plan and the Heritage Bank 2006 Restricted Stock Plan, certified as of the Closing Date by the Secretary or any Assistant Secretary of HeritageBanc;

(l)            a list of HeritageBanc shareholders that have notified HeritageBanc in writing of their intent to exercise their right to dissent to the Merger as of the Business Day immediately preceding the Closing Date, setting forth the name of such shareholders, the number of shares held by such shareholders (“Dissenting Shares”) and the certificate number(s) representing the shares of HeritageBanc Common Stock held by such shareholders;

(m)          Treasury Department Form 8023 (“Elections Under Section 338 for Corporations Making Qualified Stock Purchases”) executed by (i) the trustee of the Heritage ESOP on behalf of all of the holders of all of the HeritageBanc Common Stock held in the Heritage ESOP (or such other Person authorized under the Code to execute such documentation after termination of the Heritage ESOP); and (ii) all of the other shareholders of HeritageBanc (including any party deemed, for purposes of Form 8023, to be a shareholder of HeritageBanc) and indicating the intention of such shareholders (including any party deemed, for purposes of Form 8023, to be a shareholder of HeritageBanc) to make an election under Code section 338(h)(10) with respect to the Merger; and

(n)           such other documents as Old Second may reasonably request; including documentation evidencing the proper termination of the Heritage ESOP if any actions are taken to cause such termination prior to the Closing Date.

All of such items shall be reasonably satisfactory in form and substance to Old Second and its counsel. The parties agree that the failure of HeritageBanc to deliver the closing deliveries listed above shall be a breach hereunder and that Old Second’s sole remedy in the event of such failure to deliver (so long as such failure to deliver is not based upon the willful misconduct of HeritageBanc) shall be to terminate this Agreement in accordance with the provisions of Section 11.1.

Section 2.9            Bank Merger. The parties understand that it is the present intention of Old Second at or after the Effective Time to effect the Bank Merger. Old Second and HeritageBanc agree to cooperate and to take such steps as may be necessary to obtain all requisite regulatory, corporate and other approvals to effect the Bank Merger, subject to the consummation of, and to be effective concurrently with, the Merger or as soon as practicable thereafter. The resulting bank shall be Old Second Bank, and the name of the resulting bank will be “Old Second National Bank.”  In furtherance of such agreement, each of Old Second and HeritageBanc agrees:

(a)           respectively, to call a meeting of the board of directors of Old Second Bank and Heritage Bank and to use good faith best efforts to obtain approval the Bank Merger and to submit the same to its respective sole shareholder for approval;

(b)           respectively, to vote the shares of stock of Old Second Bank and Heritage Bank owned by them in favor of the Bank Merger; and

(c)           to take, or cause to be taken, all steps necessary to consummate the Bank Merger at the Effective Time or as soon thereafter as reasonably practicable.

The Bank Merger shall be accomplished pursuant to a merger agreement containing such terms and conditions as are ordinary and customary for similar types of affiliated bank merger transactions. Notwithstanding anything contained in this Agreement to the contrary:  (x) the Bank Merger will be effective no earlier than the Effective Time (and in any event after the Merger); and (y) none of Old Second’s or HeritageBanc’s actions in connection with the Bank Merger will unreasonably interfere with any of the operations of HeritageBanc, Heritage Bank, Old Second or Old Second Bank prior to the Effective Time.

Section 2.10         Absence of Control. Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that neither Old Second nor HeritageBanc by reason of this Agreement shall be deemed (until consummation of the Contemplated Transactions) to control, directly or indirectly, the other party or any of its respective Subsidiaries and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of such other party or any of its respective Subsidiaries.

ARTICLE 3
CONVERSION OF SECURITIES IN THE MERGER

Section 3.1            Additional Definitions. In addition to those terms defined throughout this Agreement, for purposes of this ARTICLE 3, the following terms shall have the following meanings:

(a)           “Aggregate Cash Election Number” means the aggregate number of Cash Election Shares and Non-Election Shares (as each such term is defined in Section 3.3(b)) held by all shareholders of HeritageBanc.

(b)           “Aggregate Stock Election Number” means the aggregate number of Stock Election Shares (as defined in Section 3.3(b)) held by all shareholders of HeritageBanc.

(c)           “Cash Election Excess Amount” means the amount, if any, by which the Aggregate Cash Election Number exceeds the Required Cash Election Number.

(d)           “Cash Election Percentage” means, for each shareholder of HeritageBanc, the quotient of:  (i) such shareholder’s Individual Cash Election Number; divided by (ii) the Aggregate Cash Election Number.

(e)           “Individual Cash Election Number” means the number of Cash Election Shares and Non-Election Shares held by a shareholder of HeritageBanc.

(f)            “Individual Stock Election Number” means the number of Stock Election Shares held by a shareholder of HeritageBanc.

(g)           “Required Cash Election Number” means the number equal to fifty percent (50%) of the Outstanding Shares.

(h)           “Required Stock Election Number” means the number equal to fifty percent (50%) of the Outstanding Shares.

(i)            “Stock Election Excess Amount” means the amount, if any, by which the Aggregate Stock Election Number exceeds the Required Stock Election Number.

(j)            “Stock Election Percentage” means, for each shareholder of HeritageBanc, the quotient of:  (i) such shareholder’s Individual Stock Election Number; divided by (ii) the Aggregate Stock Election Number.

Section 3.2            Manner of Merger. Subject to the provisions of this Article, by virtue of the Merger and without any action on the part of Old Second Acquisition, Inc. or HeritageBanc or the holder of any HeritageBanc Common Stock or any other Person:

(a)           Each share of Old Second Acquisition, Inc. stock shall be converted into one (1) validly issued, fully paid and non-assessable share of stock of the Surviving Corporation.

(b)           Each share of HeritageBanc Common Stock issued and outstanding immediately prior to the Effective Time, shall be cancelled and, subject to the election of the holder as provided in and subject to the limitations set forth in this ARTICLE 3, automatically converted into the right to receive: (i) cash, without interest (the “Cash Consideration”), in an amount equal to the quotient of (A) the Purchase Price, divided by (B) the total number of shares of HeritageBanc Common Stock which are issued and outstanding as of the Effective Date (the ”Outstanding Shares”); or (ii) that number of shares (the “Stock Consideration”) of Old Second Common Stock that is equal to the quotient of (A) the Purchase Price, divided by the Outstanding Shares, divided by (B) the Average Trading Price. The Cash Consideration and the Stock Consideration are referred to herein collectively as the “Merger Consideration.”  For purposes of this Section, “Average Trading Price” means an amount, determined three (3) days prior to the Closing Date, equal to the 30-day volume weighted average closing price, calculated using the default criteria for the function known as “Bloomberg VWAP” of the AQR function for Old Second Common Stock on the automated quote and analytical system distributed by Bloomberg Financial LP, rounded to four decimal points, of Old Second Common Stock on the NASDAQ/NMS; provided that, in the event that the Average Trading Price is an amount less than $27.50 (the “Minimum Price”) or greater than $32.25 (the “Maximum Price”), the Average Trading Price shall be deemed to be the Minimum Price or the Maximum Price, respectively, subject to any further adjustment which may be made pursuant to the provisions of Section 11.1(j).

(c)           Each share of HeritageBanc Common Stock held as treasury stock immediately prior to the Effective Time shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.

(d)           A holder of HeritageBanc Common Stock may, upon the making of a proper election under Section 3.3, elect to receive all Stock Consideration, all Cash Consideration or a combination of Stock Consideration and Cash Consideration in exchange for his or her shares of HeritageBanc Common Stock.

(e)           Notwithstanding any other provision contained in this Agreement to the contrary, on an aggregate basis, a maximum of fifty percent (50%) of the Outstanding Shares shall be converted into the right to receive the Cash Consideration, and the remaining fifty percent (50%) of the Outstanding Shares shall be converted into the Stock Consideration.

(f)            After the Effective Time, no holder of HeritageBanc Common Stock that is issued and outstanding immediately prior to the Effective Time will have any rights in respect of such HeritageBanc Common Stock except to receive cash or shares of Old Second Common Stock for the shares of HeritageBanc Common Stock converted as provided in this Section 3.2, plus an amount in cash, as provided below, for any fractional share of Old Second Common Stock that such holder would have been entitled to receive.

(g)           Notwithstanding any other provision contained in this Agreement to the contrary, if all conditions to Closing set forth herein have been fulfilled by all the parties prior to March 7, 2008, including receipt of all Regulatory Approvals and compliance with Section 9.4 and Section 9.11, and at the request of Old Second the Closing does not occur until after March 7, 2008, then the holders of HeritageBanc Common Stock shall be entitled to receive as additional Merger Consideration (and payable with the Merger Consideration), (1) an amount equal to (x) the per share dividend the holders of HeritageBanc Common Stock would have received (if any) from Old Second had such holders been holders of record of Old Second Common Stock as of March 7, 2008 but were not entitled to receive because of the delay, multiplied by (y) the total number of shares of Old Second Common Stock to be issued as the Stock Consideration; and (2) an additional amount in cash equal to the Cash Consideration multiplied by a fraction, the numerator of which is the number of days from March 7, 2008 to the Closing Date and the denominator of which is the one month LIBOR as quoted by the British Bankers Association and reported by a major news service selected by Old Second’s current correspondent lender (such as Reuters or Bloomberg) on March 7, 2008, plus 150 basis points divided by 365; provided, however, that Heritage shall not be entitled to receive the dividend in subsection (1) or the additional cash in subsection (2) for any period where all of Old Second’s closing conditions in Section 9 were not met due to a failure by HeritageBanc subsequent to March 7, 2008.

Section 3.3            Election Procedures.

(a)           An election form (an “Election Form”) shall be mailed with the Proxy Statement-Prospectus (or on such later date as HeritageBanc may request) to each holder of record of shares of HeritageBanc Common Stock as of the record date for the meeting of holders of HeritageBanc Common Stock called for the purpose of considering and acting upon this Agreement and the Contemplated Transactions. The date the Election Form is mailed to shareholders of HeritageBanc is referred to as the “Mailing Date.”

(b)           Each Election Form shall entitle the holder of shares of HeritageBanc Common Stock (or the beneficial owner through appropriate and customary documentation and instructions) to: (i) elect to receive the Cash Consideration for all of such holder’s shares of HeritageBanc Common Stock (a “Cash Election”); (ii) elect to receive the Stock Consideration for all of such holder’s shares of HeritageBanc Common Stock (a “Stock Election”); (iii) elect to receive the Cash Consideration with respect to some of such holder’s shares of HeritageBanc Common Stock and the Stock Consideration with respect to such holder’s remaining shares of HeritageBanc Common Stock (a “Mixed Election”); or (iv) make no valid election as to the receipt of the Cash Consideration or the Stock Consideration (a ”Non-Election”). Holders of record of shares of HeritageBanc Common Stock who hold such shares as nominees, trustees or in other representative capacities (a “Share Representative”) may submit multiple Election Forms, provided that such Share Representative certifies that each such Election Form covers all the shares of HeritageBanc Common Stock held by that Share Representative for a particular beneficial owner. Shares of HeritageBanc Common Stock as to which a Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as “Cash Election Shares.”  Shares of HeritageBanc Common Stock as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as “Stock Election Shares.”  Shares of HeritageBanc Common Stock as to which no election has been made are referred to as “Non-Election Shares.”  For purposes of this Section, Dissenting Shares shall be deemed to be Cash Election Shares.

(c)           To be effective, a properly completed Election Form must be received by the Exchange Agent (as defined below) on or before 5:00 p.m. on the thirtieth (30th) Business Day following the Mailing Date (or such other time and date as Old Second and HeritageBanc may mutually agree) (the “Election Deadline”). An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates representing outstanding shares of HeritageBanc Common Stock (“Certificates”) (or customary affidavits and, if required by Old Second or the Exchange Agent, indemnification and a surety bond, regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of HeritageBanc Common Stock covered by such Election Form, together with a duly executed Transmittal Letter. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.

(d)           Within ten (10) Business Days after the Election Deadline, Old Second shall cause the Exchange Agent to effect the allocation among shareholders of HeritageBanc of rights to receive the Cash Consideration and the Stock Consideration as follows:

(i)            If the Aggregate Stock Election Number equals or exceeds the Required Stock Election Number, then all Cash Election Shares and all Non-Election Shares will be converted into the right to receive the Cash Consideration, and, with respect to each holder of Stock Election Shares, then:

(A)           that number of Stock Election Shares which is equal to the product obtained by multiplying (1) the Stock Election Excess Amount by (2) such shareholder’s Stock Election Percentage (such amount being referred to as such shareholder’s “Individual Stock Excess Amount”), shall be converted into the right to receive the Cash Consideration; and

(B)           that number of Stock Election Shares equal to the difference between (1) such shareholder’s Individual Stock Election Number, less (2) such shareholder’s Individual Stock Excess Amount, shall be converted into the right to receive the Stock Consideration.

(ii)           If the Aggregate Cash Election Number exceeds the Required Cash Election Number, then all Stock Election Shares will be converted into the right to receive the Stock Consideration, and, with respect to each holder of Cash Election Shares and Non-Election Shares, then:

(A)           that number of Cash Election Shares and Non-Election Shares which is equal to the product obtained by multiplying (1) the Cash Election Excess Amount by (2) such shareholder’s Cash Election Percentage (such amount being referred to as such shareholder’s “Individual Cash Excess Amount”), shall be converted into the right to receive the Stock Consideration; and

(B)             that number of Cash Election Shares and Non-Election Shares which is equal to the difference between (1) such shareholder’s Individual Cash Election Number, less (2) such shareholder’s Individual Cash Excess Amount, shall be converted into the right to receive the Cash Consideration.

(iii)          If the Aggregate Stock Election Number is equal to the Required Stock Election Number, then all Stock Election Shares will be converted into the right to receive the Stock Consideration, and all Cash Election Shares and Non-Election Shares will be converted into the right to receive the Cash Consideration.

(iv)          If all shareholders of HeritageBanc make only a Stock Election, such that the Aggregate Stock Election Number is equal to one hundred percent (100%) of the Outstanding Shares, then the Exchange Agent shall allocate the Cash Consideration and the Stock Consideration on a pro rata basis among all HeritageBanc Shareholders, such that following such allocation fifty percent (50%) of the Outstanding Shares are converted into the right to receive the Stock Consideration, and fifty percent (50%) of the Outstanding Shares are converted into the right to receive the Cash Consideration.

(v)           If all shareholders of HeritageBanc make only a Cash Election, such that the Aggregate Cash Election Number is equal to one hundred percent (100%) of the Outstanding Shares, then the Exchange Agent shall allocate the Cash Consideration and the Stock Consideration on a pro rata basis among all HeritageBanc Shareholders, such that following such allocation fifty percent (50%) of the Outstanding Shares are converted into the right to receive the Stock Consideration, and fifty percent (50%) of the Outstanding Shares are converted into the right to receive the Cash Consideration.

Section 3.4            Exchange Procedures.

(a)           The parties shall mutually select a Person to serve as exchange agent (the “Exchange Agent”) for the parties to effect the surrender of Certificates in exchange for the Merger Consideration and, as applicable, cash in redemption of fractional shares. The Exchange Agent shall serve under the terms of an exchange agent agreement reasonably acceptable to HeritageBanc and Old Second (the “Exchange Agent Agreement”).

(b)           On the Mailing Date, the Exchange Agent shall mail to each holder of HeritageBanc Common Stock the Election Form and a form of transmittal letter (the “Transmittal Letter”), providing instructions for use in effecting the surrender of Certificates in exchange for the Merger Consideration and specifying that delivery shall be effected, and risk of loss and title to Certificates shall pass, only after the Closing, only upon delivery of Certificates (or a lost certificate affidavit and a bond in a form reasonably acceptable to Old Second). Upon proper surrender to the Exchange Agent of a Certificate for exchange and cancellation, together with such properly completed and duly executed Transmittal Letter, the holder of such Certificates shall be entitled to receive after the Closing and in exchange therefor:  (i) a new certificate representing that number of whole shares of Old Second Common Stock that such holder has the right to receive pursuant to this ARTICLE 3; (ii) a check representing the amount of Cash Consideration that such holder is entitled to receive pursuant to this ARTICLE 3; and (iii) a check representing the amount of any cash in lieu of fractional shares that such holder has the right to receive in respect of Certificates surrendered pursuant to the provisions of this ARTICLE 3, and Certificates so surrendered shall forthwith be cancelled.

(c)           Old Second shall deposit with the Exchange Agent for the benefit of holders of Certificates:  (i) on the maturity date of the Merger Consideration Note, an amount of cash sufficient to pay off the Merger Consideration Note; (ii) certificates representing the shares of Old Second Common Stock to be issued as Stock Consideration; and (iii) an amount of cash equal to the total fractional shares of Old Second Common Stock that former holders of HeritageBanc Common Stock would be entitled to receive as determined by multiplying the total such fractional shares by the Average Trading Price (the “Exchange Fund”). The Exchange Fund shall be held by the Exchange Agent for the benefit of holders of HeritageBanc Common Stock pursuant to the terms of the Exchange Agent Agreement. After the Closing Date, Old Second shall make additional deposits to the Exchange Fund, and the Exchange Agent may return certificates or funds held by the Exchange Agent, as may be necessary for the completion of the exchange of Certificates for the Merger Consideration in accordance with this ARTICLE 3 and any elections timely received on or after the Closing Date. All fees, costs and expenses of the Exchange Agent shall be borne solely by Old Second.

(d)           Within forty-five (45) days after the Effective Time, Old Second shall cause the Exchange Agent to send to each holder of record of HeritageBanc Common Stock immediately prior to the Effective Time who has not previously submitted his, her or its Certificates an additional Letter of Transmittal for use in surrendering Certificates to the Exchange Agent and instructions for use in effecting such surrender in exchange for the Merger Consideration, plus cash for any fractional shares.

(e)           No dividends or other distributions declared after the Effective Time with respect to Old Second Common Stock and payable in respect of shares of HeritageBanc Common Stock held by any former shareholder of record of HeritageBanc shall be paid to a former shareholder of HeritageBanc who holds any unsurrendered Certificate with respect to HeritageBanc Common Stock until the shareholder shall surrender the Certificate. Until so surrendered and exchanged, each outstanding Certificate shall for all purposes, including the exercise of voting rights, but not including the payment of dividends or other distributions, if any, in respect of shares of HeritageBanc Common Stock held by former holders of record of shares of HeritageBanc Common Stock, represent the shares of Old Second Common Stock into and for which such shares have been so converted; provided, however, that upon surrender of a Certificate, there shall be paid to the record holder or holders of the Certificate, the amount, without interest thereon, of such dividends and other distributions, if any, which previously have become payable with respect to the number of whole shares of Old Second Common Stock represented by such Certificate.

(f)            No fractional shares of Old Second Common Stock shall be issued upon the surrender for exchange of Certificates for Stock Consideration; no dividend or distribution of Old Second shall relate to any fractional share interest; and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Old Second. Instead, each holder of shares of HeritageBanc Common Stock having a fractional interest in shares of Old Second Common Stock arising upon the conversion of such shares of HeritageBanc Common Stock shall, at the time of surrender of Certificates, be paid by the Surviving Corporation an amount in cash, without interest thereon, determined by multiplying such fractional share of Old Second Common Stock by the Average Trading Price.

(g)           All shares of Old Second Common Stock, and any required cash payments for fractional shares, into and for which shares of HeritageBanc Common Stock shall have been converted and exchanged pursuant to this Agreement shall be deemed to have been issued in full satisfaction of all rights pertaining to such converted and exchanged shares of HeritageBanc Common Stock.

(h)           Prior to the Mailing Date, HeritageBanc shall deliver to the Exchange Agent a certified copy of a list of its shareholders including the name and last known mailing address of the shareholder. Immediately prior to the Closing, there shall be no further registration or transfers on the stock transfer books of HeritageBanc of the outstanding shares of HeritageBanc Common Stock. If, after the Closing, Certificates are presented to the Exchange Agent or Old Second, they shall be canceled and converted into the right to receive the Merger Consideration pursuant to this ARTICLE 3.

(i)            If a certificate representing shares of Old Second Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed, accompanied by all documents required to evidence and effect such transfer and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Surviving Corporation any transfer or other Taxes required by reason of the issuance of a certificate representing shares of Old Second Common Stock in any name other than that of the registered holder of the Certificate surrendered, or otherwise required, or shall establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not payable.

Section 3.5            Restricted Stock.

(a)           Prior to the Effective Time, HeritageBanc shall take all action necessary (including causing the board of directors or any committee thereof to take such actions as are allowed or required by the Heritage Bank 2006 Restricted Stock Plan) to provide that each share of HeritageBanc restricted stock that is outstanding immediately prior to the Effective Time shall vest upon the Effective Time and become free of all restrictions. At the Effective Time, each share of HeritageBanc restricted stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Merger Consideration as provided in and in accordance with the terms set forth in Section 3.2.

Section 3.6            Shareholder Representative.

(a)           The parties agree that Patrick Roe and John Ladowicz are hereby appointed as the joint representative for and on behalf of the shareholders of HeritageBanc (such Persons, and any other Person duly appointed pursuant to this Agreement, serving as such a representative, the ”Shareholder Representative”) to take all actions necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the terms of this Agreement upon and after the Closing Date. Notwithstanding the initial appointment of two Persons as the Shareholder Representative, there shall be no requirement that the Shareholder Representative be comprised of two Persons, and the holders of a majority of the shares of HeritageBanc Common Stock may replace or remove any Person serving as the Shareholder Representative upon not less than ten (10) days’ prior written notice to Old Second. If there are two Persons serving as the Shareholder Representative, the Shareholder Representative may act only with the concurrence of both such Persons and all writings to be signed by the Shareholder Representative must be executed by both such Persons. No bond shall be required of the Shareholder Representative, and the Shareholder Representative shall not be entitled to receive any compensation for his or her services except as otherwise set forth in this Section 3.6. Notices of communications to or from the Shareholder Representative shall constitute notice to or from each of the shareholders of HeritageBanc. If any Person serving as the Shareholder Representative is no longer able or willing to serve as the Shareholder Representative, a new Shareholder Representative may be chosen by the holders of a majority of the shares of HeritageBanc Common Stock.

(b)           Reasonable and necessary fees and expenses incurred by the Shareholder Representative, in its capacity as Shareholder Representative, after the Closing Date shall be reimbursed to the Shareholder Representative by Old Second promptly upon receipt of appropriate documentation of such fees and expenses.

(c)           The Shareholder Representative shall not be liable for any act done or omitted in such capacity while acting in good faith, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The shareholders of HeritageBanc shall jointly and severally indemnify the Shareholder Representative and hold him or her harmless against any loss, liability or expense incurred without bad faith, gross negligence or willful misconduct and arising out of or in connection with the acceptance or administration of his or her duties. The Shareholder Representative may consult with legal counsel and other necessary experts to advise it with respect to its rights and obligations hereunder and shall be fully protected by any act taken, suffered, permitted or omitted in good faith in accordance with the advice of such counsel or experts. Notwithstanding anything set forth in this subparagraph (c) and in subparagraph (b) above, Old Second shall only be liable for fees and expenses of one legal counsel and one tax expert.

(d)           Any decision, act, consent or instruction of the Shareholder Representative after the Effective Time in the scope of the Shareholder Representative’s authority as provided in the first sentence of Section 3.6(a)shall constitute a decision of all shareholders of HeritageBanc and shall be final, binding and conclusive upon every shareholder of HeritageBanc, and Old Second and the Surviving Corporation may rely upon any decision, act, consent or instruction (in each case whether given orally or in writing) of the Shareholder Representative.

(e)           The adoption of this Agreement and the approval of the Merger and the Contemplated Transactions by the shareholders of HeritageBanc shall constitute approval and ratification by such Persons of: (i) this Agreement and all of the arrangements relating thereto; (ii) the appointment of the Shareholder Representative pursuant to this Agreement; and (iii) the performance of all duties described in this Agreement by the Shareholder Representative on their behalf.

(f)            The provisions of this Section 3.6 are intended to be for the benefit of and shall be enforceable by the Shareholder Representative and Old Second.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF HERITAGEBANC

No representation or warranty of HeritageBanc contained in ARTICLE 4 (other than the representations and warranties contained in (i) Section 4.5 and Section 4.6, which shall be true in all material respects with respect to it, and (ii) Section 4.3(a) and Section 4.4(a), which shall be true and correct in all respects) will be deemed untrue or incorrect, and HeritageBanc will not be deemed to have breached a representation or warranty, as a consequence of the existence or absence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in this ARTICLE 4 has had or is reasonably likely to have a Material Adverse Effect on HeritageBanc on a consolidated basis (the “Article 4 Standard”). HeritageBanc hereby represents and warrants to Old Second and Old Second Acquisition, Inc. as follows:

Section 4.1            HeritageBanc Organization.  HeritageBanc: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and is also in good standing in each other jurisdiction set forth on Schedule 4.1, in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary; (b) is registered with the Federal Reserve as a bank holding company under the federal Bank Holding Company Act of 1956, as amended (the “BHCA”); and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, including the stock of Heritage Bank, and to carry on its business as it is now being conducted. The copies of the articles of incorporation and by-laws of HeritageBanc and all amendments thereto included in Schedule 4.1 are complete and correct.

Section 4.2            HeritageBanc Subsidiary Organization.  Heritage Bank is an Illinois state commercial bank duly organized, validly existing and in good standing under the laws of the State of Illinois. HeritageBanc has no Subsidiaries other than Heritage Bank. Each HeritageBanc Subsidiary has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary. The copies of the charter (or similar organizational documents) and by-laws of each HeritageBanc Subsidiary and all amendments thereto included in Schedule 4.2 are complete and correct.

Section 4.3            Authorization; Enforceability.

(a)           HeritageBanc has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by HeritageBanc, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action, subject to shareholder approval, and this Agreement constitutes a legal, valid and binding obligation of HeritageBanc enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and subject to general principles of equity.

(b)           No “business combination,” “moratorium,” “control share” or other state anti-takeover statute or regulation or any provisions contained in the articles of incorporation or bylaws of HeritageBanc or any HeritageBanc Subsidiary:  (i) prohibits or restricts HeritageBanc’s ability (or the ability of Heritage Bank) to perform its obligations under this Agreement, or its ability to consummate the Contemplated Transactions; (ii) would have the effect of invalidating or voiding this Agreement, or any provision hereof; or (iii) would subject HeritageBanc to any material impediment or condition in connection with the exercise of any of its rights under this Agreement. The board of directors of HeritageBanc has unanimously approved the execution of, and performance by HeritageBanc of its obligations under, this Agreement and has resolved to recommend the approval of the Merger by its shareholders.

Section 4.4            No Conflict.  Except as set forth on Schedule 4.4, neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):  (a) contravene, conflict with or result in a violation of any provision of the articles of incorporation or charter (or similar organizational documents) or by-laws, each as in effect on the date of this Agreement, or any currently effective resolution adopted by the board of directors or shareholders of, HeritageBanc or any HeritageBanc Subsidiary; (b) contravene, conflict with or result in a violation of, or give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which HeritageBanc or any HeritageBanc Subsidiary, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the regulatory approvals necessitated by the Contemplated Transactions, including any such approvals under the Federal Deposit Insurance Act, as amended (the “FDI Act”), the BHCA, the Securities Act, the Exchange Act, the laws of the State of Illinois (the “Illinois Statutes”), including the Illinois Banking Act (the “Illinois Banking Act”), and the listing rules of the Nasdaq Global Market (the “Nasdaq Rules”); (c) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any material Contract to which HeritageBanc or any HeritageBanc Subsidiary is a party or by which any of their respective assets is bound; or (d) result in the creation of any material lien, charge or encumbrance upon or with respect to any of the assets owned or used by HeritageBanc or any HeritageBanc Subsidiary. Except for the approvals set forth on Schedule 4.4 or in Section 8.1 and the requisite approval of its shareholders, neither HeritageBanc nor any HeritageBanc Subsidiary is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

Section 4.5            HeritageBanc Capitalization.

(a)           The authorized capital stock of HeritageBanc currently consists of: (i) 75,000 shares of HeritageBanc Common Stock, of which, on the date of this Agreement, (1) 8,173 shares are duly issued and outstanding, fully paid and non-assessable, (2) no shares are held in the treasury of HeritageBanc and (3) 150 shares have been issued as restricted stock pursuant to the Heritage Bank 2006 Restricted Stock Plan; and (ii) 600 shares of Series A Non-Cumulative Preferred Stock, $0.01 par value per share, none of which, on the date of this Agreement, are issued and outstanding.

(b)           None of the shares of HeritageBanc Common Stock were issued in violation of any federal or state securities laws or any other Legal Requirement. None of the shares of HeritageBanc Common Stock were issued in violation of any pre-emptive rights, contractual or otherwise. To the Knowledge of HeritageBanc and except as disclosed in this Agreement or as set forth on Schedule 4.5, none of the shares of authorized capital stock of HeritageBanc are, nor on the Closing Date will they be, subject to any claim of right inconsistent with this Agreement. Except as contemplated in this Agreement or as set forth on Schedule 4.5, (x) there are, as of the date of this Agreement, no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls or other rights obligating HeritageBanc or any HeritageBanc Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of HeritageBanc or any HeritageBanc Subsidiary, and (y) HeritageBanc is not a party to any Contract relating to the issuance, sale or transfer of any equity securities or other securities of HeritageBanc. Since December 31, 2006, except as disclosed in or permitted by this Agreement, or as provided on Schedule 4.5, no shares of HeritageBanc Common Stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by HeritageBanc or any HeritageBanc Subsidiary. No dividends or other distributions payable in any equity securities of HeritageBanc or any HeritageBanc Subsidiary have been declared but not yet paid, set aside, made or paid to the shareholders of HeritageBanc.

(c)           Except for the Heritage Bank Shares (defined below) or as listed on Schedule 4.5, HeritageBanc does not own any shares of capital stock or other form of securities (excluding securities held by Heritage Bank and covered by Section 4.6 below).

Section 4.6            HeritageBanc Subsidiary Capitalization.  The authorized capital stock of Heritage Bank consists, and immediately prior to the Effective Time will consist, exclusively of 100,000 shares of capital stock, $5.00 par value per share (the “Heritage Bank Shares”), all of which shares are, and immediately prior to the Closing will be, duly authorized, validly issued and outstanding, fully paid and nonassessable. Except as set forth on Schedule 4.6, HeritageBanc is, and will be on the Closing Date, the record and beneficial owner of 100% of the Heritage Bank Shares and all of the issued and outstanding shares of capital stock of each other HeritageBanc Subsidiary, free and clear of any lien or encumbrance whatsoever. Except as set forth on Schedule 4.6, the Heritage Bank Shares are, and will be on the Closing Date, freely transferable and are, and will be on the Closing Date, subject to no claim of right inconsistent with this Agreement. There are no unexpired or pending preemptive rights with respect to any shares of capital stock of any HeritageBanc Subsidiary, except for such rights held exclusively by HeritageBanc or as set forth on Schedule 4.6. There are no outstanding securities of any HeritageBanc Subsidiary that are convertible into or exchangeable for any shares of such HeritageBanc Subsidiary’s capital stock, except for such rights held exclusively by HeritageBanc or as set forth on Schedule 4.6, and no HeritageBanc Subsidiary is a party to any Contract relating to the issuance, sale or transfer of any equity securities or other securities of such HeritageBanc Subsidiary. Neither HeritageBanc nor any HeritageBanc Subsidiary owns or has any Contract to acquire any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business, except for the capital stock of Heritage Bank or as set forth on Schedule 4.6. Other than in a fiduciary capacity for the account of third parties, Heritage Bank does not own any shares of capital stock or other form of securities other than the securities listed on Schedule 4.6.

Section 4.7            HeritageBanc Financial Statements and Reports; Regulatory Filings.

(a)           True, correct and complete copies of the following financial statements and reports are included in Schedule 4.7: (i) audited consolidated balance sheets for HeritageBanc as of December 31, 2005 and 2006, and the related consolidated statements of income, statements of cash flows and consolidated statements of shareholders’ equity of HeritageBanc for the years ended December 31, 2005 and 2006; (ii) the unaudited balance sheets for each of HeritageBanc and Heritage Bank as of June 30, 2007, and the related statements of income, statements of cash flows and statements of shareholders’ equity for the six months ended June 30, 2007, prepared for the internal use of HeritageBanc; and (iii) Call Reports for Heritage Bank as of the close of business on December 31, 2005 and 2006, and on June 30, 2007. HeritageBanc has not prepared and has not received consolidated balance sheets for HeritageBanc as of any date subsequent to December 31, 2006 or any related consolidated statements of income, statements of cash flows and statements of shareholders’ equity for any period subsequent to December 31, 2006.

(b)           The financial statements described in clause (a)(i) above have been prepared in conformity with GAAP and comply in all material respects with all applicable Legal Requirements. The financial statements described in clause (a)(ii) above and reports described in clause (a)(iii) above have been prepared on a basis consistent with past accounting practices and as required by applicable Legal Requirements and fairly present the consolidated financial condition and results of operations at the dates and for the periods presented. Taken together, such financial statements and reports described in clause (a) above (collectively, the “HeritageBanc Financial Statements”) are complete and correct in all respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of HeritageBanc and the HeritageBanc Subsidiaries at the respective dates of and for the periods referred to in the HeritageBanc Financial Statements, subject to normal year-end audit adjustments in the case of unaudited HeritageBanc Financial Statements.

(c)           HeritageBanc and each HeritageBanc Subsidiary have filed all forms, reports and documents required to be filed with the FDIC, the Federal Reserve Board, the

Division and any other applicable federal or state securities or banking authorities. Such forms, reports and documents (x) complied as to form with the requirements of applicable Legal Requirements; and (y) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date of this Agreement, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.

Section 4.8            Books and Records.  The books of account, minute books, stock record books and other records of HeritageBanc and each HeritageBanc Subsidiary are complete and correct in all respects and have been maintained in accordance with HeritageBanc’s business practices and all applicable Legal Requirements, including the maintenance of any adequate system of internal controls required by the Legal Requirements. The minute books of HeritageBanc and each HeritageBanc Subsidiary contain accurate and complete records in all respects of all meetings held of, and corporate action taken by, its respective shareholders, boards of directors and committees of the boards of directors. At the Closing, all of those books and records will be in the possession of HeritageBanc and the HeritageBanc Subsidiaries.

Section 4.9            Title to Properties.  HeritageBanc and each HeritageBanc Subsidiary has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, subject to no valid liens, mortgages, security interests, encumbrances or charges of any kind except:  (a) as noted in the most recent HeritageBanc Financial Statement or on Schedule 4.9; (b) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected on the HeritageBanc Financial Statements; (c) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements, pursuant to advances from the Federal Home Loan Bank of Chicago or otherwise incurred in the Ordinary Course of Business; and (d) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held. Except as set forth on Schedule 4.9, HeritageBanc and each HeritageBanc Subsidiary as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it. All buildings and structures owned by HeritageBanc and each HeritageBanc Subsidiary lie wholly within the boundaries of the real property owned or validly leased by it, and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

Section 4.10         Condition and Sufficiency of Assets.  The buildings, structures and equipment owned or used by HeritageBanc and each HeritageBanc Subsidiary are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in the aggregate in nature or in cost. Except as set forth on Schedule 4.10, the real property, buildings, structures and equipment owned or leased by HeritageBanc and each HeritageBanc Subsidiary are in compliance with the Americans with Disabilities Act of 1990, as amended, and the regulations promulgated thereunder, and all other building and development codes and other restrictions, including subdivision regulations, building and construction regulations, drainage codes, health, fire and safety laws and regulations, utility tariffs and regulations, conservation laws and zoning laws and ordinances. The assets and properties, whether real or personal, tangible or intangible, that HeritageBanc or any HeritageBanc Subsidiary purport to own or lease are sufficient for the continued conduct of the business of HeritageBanc and each HeritageBanc Subsidiary after the Closing in substantially the same manner as conducted prior to the Closing.

Section 4.11         Loans; Loan Loss Reserve.  All loans and loan commitments extended by Heritage Bank and any extensions, renewals or continuations of such loans and loan commitments (the “HeritageBanc Loans”) were made materially in accordance with the lending policies of Heritage Bank in the Ordinary Course of Business. The HeritageBanc Loans are evidenced by appropriate and sufficient documentation and constitute valid and binding obligations to Heritage Bank enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and subject to general principles of equity. Except as set forth on Schedule 4.11, all such HeritageBanc Loans are, and at the Closing will be, free and clear of any encumbrance or other charge and Heritage Bank has complied, and at the Closing will have complied, with all Legal Requirements relating to such HeritageBanc Loans. The allowance for loan and lease losses of Heritage Bank is, and will be on the Closing Date, adequate in all material respects to provide for probable or specific losses, net of recoveries relating to loans previously charged off. To the Knowledge of HeritageBanc, none of the HeritageBanc Loans is subject to any material offset or claim of offset. The aggregate loan balances in excess of HeritageBanc’s consolidated allowance for loan and lease losses are, based on past loan loss experience, collectible in accordance with their terms (except as limited above); and all uncollectible loans have been charged off.

Section 4.12         Undisclosed Liabilities; Adverse Changes.  Except as set forth on Schedule 4.12, neither HeritageBanc nor any HeritageBanc Subsidiary has any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise), except for liabilities or obligations reflected or reserved against in the HeritageBanc Financial Statements and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof. Since the date of the latest HeritageBanc Financial Statement, except as set forth on Schedule 4.12, there has not been any change in the business, operations, properties, assets or condition of HeritageBanc or any HeritageBanc Subsidiary, and, to the Knowledge of HeritageBanc, no event has occurred or circumstance exists, that has had or would reasonably be expected to have a Material Adverse Effect on HeritageBanc on a consolidated basis.

Section 4.13         Taxes.

(a)           HeritageBanc and each HeritageBanc Subsidiary has duly and timely filed all Tax Returns required to be filed by it, and each such Tax Return is complete and correct in all respects and was prepared in substantial compliance with all applicable Legal Requirements. Except as otherwise provided on Schedule 4.13, HeritageBanc and each HeritageBanc Subsidiary has paid, or made adequate provision for the payment in full of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable, or accrued, by HeritageBanc or any HeritageBanc Subsidiary, or claimed to be due and payable, or accrued, by any Regulatory Authority, and is not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided. There is no claim or assessment pending or, to the Knowledge of HeritageBanc, Threatened against HeritageBanc or any HeritageBanc Subsidiary for any Taxes owed by any of them. Except as set forth on Schedule 4.13, no audit, examination or investigation related to Taxes paid or payable by HeritageBanc or any HeritageBanc Subsidiary is presently being conducted or, to the Knowledge of HeritageBanc, Threatened by any Regulatory Authority. HeritageBanc has delivered to Old Second true, correct and complete copies of (i) all material Tax Returns previously filed with respect to the last seven (7) fiscal years by HeritageBanc or any HeritageBanc Subsidiary and (ii) any Tax Returns, Tax elections or other documents pertaining to HeritageBanc’s status as an S corporation (within the meaning of Code Section 1361 or any analogous provision of applicable State or local Tax law) or pertaining to any HeritageBanc Subsidiary’s status as a qualified subchapter S subsidiary (within the meaning of Code Section 1361 or any analogous provision of applicable State or local Tax law), and (iii) any Tax examination reports and statements of deficiencies assessed or agreed to for any of HeritageBanc or any HeritageBanc Subsidiary for any such time period. Neither HeritageBanc nor any HeritageBanc Subsidiary currently is a party to any agreement waiving any statute of limitations in respect of Taxes or extending any time period within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where HeritageBanc or any HeritageBanc Subsidiary does not file Tax Returns that HeritageBanc or any HeritageBanc Subsidiary is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of HeritageBanc or any HeritageBanc Subsidiary.

(b)           Each of HeritageBanc and each HeritageBanc Subsidiary have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c)           Neither HeritageBanc nor any HeritageBanc Subsidiary has been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii). Except as set forth on Schedule 4.13, neither HeritageBanc nor any HeritageBanc Subsidiary is a party to or bound by any Tax allocation or sharing agreement. Neither HeritageBanc nor any HeritageBanc Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than HeritageBanc or any HeritageBanc Subsidiary) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

(d)           Neither HeritageBanc nor any HeritageBanc Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date or (v) prepaid amount received on or prior to the Closing Date.

Section 4.14         S Corporation Status.  HeritageBanc (and any predecessor of HeritageBanc) has been a validly electing S corporation within the meaning of Code Section 1361 and any analogous provision of applicable State or local Tax law at all times since January 1, 2001. HeritageBanc will be an S corporation within the meaning of Code Section 1361 and any analogous provision of applicable State or local Tax law at all times from the date of this Agreement up to and including the Closing Date. Each and every HeritageBanc Subsidiary has been a “qualified subchapter S subsidiary” within the meaning of Code Section 1361 and any analogous provision of applicable State or local Tax law at all times since January 1, 2001. Each and every HeritageBanc Subsidiary will be a “qualified subchapter S subsidiary” within the meaning of Code Section 1361 and any analogous provision of applicable State or local Tax law at all times from the date of this Agreement up to and including the Closing Date.

Section 4.15         Employee Benefits.

(a)           Schedule 4.15  contains a complete and accurate list, with respect to HeritageBanc and any Person which is treated as a single employer with HeritageBanc (an “HeritageBanc ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all “employee benefit plans” within the meaning of Section 3(3) of ERISA, (ii)  all stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, severance, retirement, deferred compensation or incentive plans, programs or arrangements, (iv) all other fringe or employee benefit plans, programs or arrangements that apply to senior management and that do not generally apply to all employees, and (v) all employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any present or former employee, consultant or non-employee director of HeritageBanc (all of the foregoing described in clauses (i) through (v), collectively, the “HeritageBanc Benefit Plans”).

(b)           Except as set forth on Schedule 4.15, all HeritageBanc Benefit Plans, which are subject to ERISA and the Code, established or maintained by HeritageBanc or any HeritageBanc ERISA Affiliate or to which HeritageBanc or any HeritageBanc ERISA Affiliate contributes, are in compliance with all applicable requirements of ERISA, and are in compliance with all applicable requirements (including qualification and non-discrimination requirements in effect as of the Closing) of the Code for obtaining the Tax benefits the Code thereupon permits with respect to such HeritageBanc Benefit Plans. No such HeritageBanc Benefit Plans has any amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) for which HeritageBanc or any HeritageBanc ERISA Affiliate would be liable to any Person under Title IV of ERISA if any such HeritageBanc Benefit Plans were terminated as of the Closing. Such HeritageBanc Benefit Plans are funded in accordance with Section 412 of the Code (if applicable). There would be no obligations of HeritageBanc or any HeritageBanc ERISA Affiliate under Title IV of ERISA relating to any such HeritageBanc Benefit Plans that is a multiemployer plan (as defined in Section 3(37)(A) of ERISA) if any such plan were terminated or if HeritageBanc or such HeritageBanc ERISA Affiliate withdrew from any such plan as of the Closing. All contributions and premium payments due prior to the date of this Agreement have been made, and all contributions and premium payments due prior to Closing will be made, by HeritageBanc or a HeritageBanc ERISA Affiliate, as applicable, on a timely basis. No payment that is owed or may become due as a result of the Merger to any director, officer, employee, or agent of HeritageBanc or a HeritageBanc Subsidiary will be nondeductible to HeritageBanc, or following the Merger to Old Second, under Section 280G of the Code or subject to tax under Section 4999 of the Code; nor will HeritageBanc or a HeritageBanc Subsidiary be required to “gross up” or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

(c)           Any HeritageBanc Benefit Plan which is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code is, and has at all times been, operated in good faith compliance with Section 409A of the Code and any Internal Revenue Service guidance or U.S. Treasury Department regulations issued thereunder. Each such HeritageBanc Benefit Plan is in compliance with all documentation requirements set forth in Section 409A of the Code and any Internal Revenue Service guidance or U.S. Treasury Department regulations issued thereunder. No additional Tax under Section 409A of the Code has been or is reasonably expected to be incurred by a participant in any such HeritageBanc Benefit Plan.

(d)           There are no outstanding awards under the HeritageBanc Phantom Stock Plan, and no current or former employee of HeritageBanc or any HeritageBanc Subsidiary is entitled to any benefit thereunder.

Section 4.16         Compliance with Legal Requirements.  HeritageBanc and each HeritageBanc Subsidiary holds all licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of its respective business. Except as set forth on Schedule 4.16, each of HeritageBanc and each HeritageBanc Subsidiary is, and at all times since January 1, 2004 has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets. Except as set forth on Schedule 4.16, to the Knowledge of HeritageBanc, no event has occurred or circumstance exists that (with or without notice or lapse of time):  (a) may constitute or result in a violation by HeritageBanc or any HeritageBanc Subsidiary of, or a failure on the part of HeritageBanc or any HeritageBanc Subsidiary to comply with, any Legal Requirement; or (b) may give rise to any obligation on the part of HeritageBanc or any HeritageBanc Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement. Except as set forth on Schedule 4.16, neither HeritageBanc nor any HeritageBanc Subsidiary has received, at any time since January 1, 2004, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding:  (x) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement; or (y) any actual, alleged, possible, or potential obligation on the part of HeritageBanc or any HeritageBanc Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement.

Section 4.17         Legal Proceedings; Orders.

(a)           Except as set forth on Schedule 4.17, since January 1, 2004, there have been, and currently are, no Proceedings or Orders pending, entered into or, to the Knowledge of HeritageBanc, Threatened against or affecting HeritageBanc or any HeritageBanc Subsidiary or any of their respective assets or businesses, or the Contemplated Transactions, that have not been fully satisfied or terminated and there is no fact to HeritageBanc’s Knowledge that would provide a basis for any such Proceeding or Order. To the Knowledge of HeritageBanc, no officer, director, agent or employee of HeritageBanc or any HeritageBanc Subsidiary is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the businesses of HeritageBanc or any HeritageBanc Subsidiary as currently conducted.

(b)           Neither HeritageBanc nor any HeritageBanc Subsidiary:  (i) is subject to any cease and desist or other Order or enforcement action issued by, or (ii) is a party to any written agreement, consent agreement or memorandum of understanding with, or (iii) is a party to any commitment letter or similar undertaking to, or (iv) is subject to any order or directive by, or (v) is subject to any supervisory letter from, or (vi) has been ordered to pay any civil money penalty, which has not been paid, by, or (vii) has adopted any policies, procedures or board resolutions at the request of any Regulatory Authority that currently (w) restricts in any respect the conduct of its business, or (x) that in any manner relates to its capital adequacy, or (y) restricts its ability to pay dividends, or (z) limits in any manner its credit or risk management policies, its management or its business; nor has HeritageBanc or any HeritageBanc Subsidiary been advised by any Regulatory Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing.

Section 4.18         Absence of Certain Changes and Events.  Except as set forth on Schedule 4.18, since December 31, 2006, HeritageBanc and each HeritageBanc Subsidiary have conducted their respective businesses only in the Ordinary Course of Business. Without limiting the foregoing, with respect to each such entity, since December 31, 2006, except as set forth on Schedule 4.18, there has not been any:

(a)           change in its authorized or issued capital stock; grant of any stock option or right to purchase shares of its capital stock; issuance of any security convertible into such capital stock or evidences of indebtedness (except in connection with customer deposits); grant of any registration rights; purchase, redemption, retirement or other acquisition by it of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of its capital stock;

(b)           amendment to its articles of incorporation or charter (or similar organizational documents) or by-laws or adoption of any resolutions by its board of directors or shareholders with respect to the same;

(c)           payment or increase of any bonus, salary or other compensation to any of its shareholders, directors, officers or employees, except, with respect to employees, for normal salary and bonus increases made in the Ordinary Course of Business or made in accordance with any then existing HeritageBanc Benefit Plan, or entry by it into any employment, consulting, non-competition, change in control, severance or similar Contract with any shareholder, director, officer or employee;

(d)           adoption, amendment (except for any amendment necessary to comply with any Legal Requirement) or termination of, or increase in the payments to or benefits under, any HeritageBanc Benefit Plan;

(e)           damage to or destruction or loss of any of its assets or property, whether or not covered by insurance, where the resulting diminution in value individually or in the aggregate was greater than $100,000;

(f)            entry into, termination or extension of, or receipt of notice of termination of, any joint venture or similar agreement pursuant to any Contract or any similar transaction;

(g)           except for this Agreement, entry into any new, or modification, amendment, renewal or extension (through action or inaction) of the terms of any existing lease, Contract or license that has a term of more than one year or that involves the payment by HeritageBanc or any HeritageBanc Subsidiary of more than $100,000 in the aggregate;

(h)           HeritageBanc Loan or commitment to make any HeritageBanc Loan other than in the Ordinary Course of Business;

(i)            HeritageBanc Loan, or commitment to make, renew, extend the term or increase the amount of any HeritageBanc Loan, to any Person if such HeritageBanc Loan or any other HeritageBanc Loans to such Person or an Affiliate of such Person is on the “watch list” or similar internal report of HeritageBanc or any HeritageBanc Subsidiary, or has been classified as “substandard,” “doubtful,” “loss,” or “other loans specially mentioned” or listed as a “potential problem loan”; provided, however, that nothing in this Section 4.18(i) shall prohibit HeritageBanc or any HeritageBanc Subsidiary from honoring any contractual obligation in existence on the date of this Agreement; provided, further, that nothing in this Section 4.18(i) shall prohibit Heritage Bank from conducting its loan pool participation business in the Ordinary Course of Business;

(j)            sale (other than any sale in the Ordinary Course of Business), lease or other disposition of any of its assets or properties or mortgage, pledge or imposition of any lien or other encumbrance upon any of its material assets or properties, except for Tax and other liens that arise by operation of law and with respect to which payment is not past due and except for pledges or liens:  (i) required to be granted in connection with the acceptance by Heritage Bank of government deposits; (ii) granted in connection with repurchase or reverse repurchase agreements; or (iii) otherwise incurred in the Ordinary Course of Business;

(k)           incurrence by it of any obligation or liability (fixed or contingent) other than advances from the Federal Home Loan Bank of Chicago or in the Ordinary Course of Business;

(l)            cancellation or waiver by it of any claims or rights with a value in excess of $100,000;

(m)          any investment by it of a capital nature exceeding $100,000 or aggregate investments of a capital nature exceeding $500,000;

(n)           except for the Contemplated Transactions, any (i) merger or consolidation with or into any other Person, or (ii) acquisition of any stock, equity interest or business of any other Person except (1) in connection with foreclosures or the exercise of security interests in the Ordinary Course of Business or (2) in a fiduciary capacity for third parties not in an individual amount in excess of $10,000 or an aggregate amount of $500,000;

(o)           transaction for the borrowing or loaning of monies, or any increase in any outstanding indebtedness, other than in the Ordinary Course of Business;

(p)           material change in any policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and Tax planning, accounting or any other material aspect of its business or operations, except for such changes as may be required in the opinion of the management of HeritageBanc to respond to then current market or economic conditions or as may be required by any Regulatory Authorities;

(q)           filing of any applications for additional branches, opening of any new office or branch, closing of any current office or branch or relocation of operations from existing locations;

(r)            discharge or satisfaction of any material lien or encumbrance on its assets or repayment of any material indebtedness for borrowed money, except for obligations incurred and repaid in the Ordinary Course of Business;

(s)           entry into any Contract or agreement to buy, sell, exchange or otherwise deal in any assets or series of assets in a single transaction in excess of $100,000 in aggregate value, except for sales of HeritageBanc “other real estate owned” and other repossessed properties or the acceptance of a deed in lieu of foreclosure;

(t)            purchase or other acquisition of any investments, direct or indirect, in any derivative securities, financial futures or commodities or entry into any interest rate swap, floors and option agreements or other similar interest rate management agreements;

(u)           hiring of any employee with an annual salary in excess of $125,000, except for employees at will who are hired to replace employees who have resigned or whose employment has otherwise been terminated; or

(v)           agreement, whether oral or written, by it to do any of the foregoing in this Section 4.18.

Section 4.19         Properties and Contracts. Except for Contracts evidencing Loans made by Heritage Bank in the Ordinary Course of Business, Schedule 4.19 lists or describes the following with respect to HeritageBanc and each HeritageBanc Subsidiary:

(a)           all real property owned by HeritageBanc and each HeritageBanc Subsidiary and the principal buildings and structures located thereon, together with the address of such real estate, and each lease of real property to which HeritageBanc and each HeritageBanc Subsidiary is a party, identifying the parties thereto, the annual rental payable, the expiration date thereof and a brief description of the property covered, and in each case of either owned or leased real property, the proper identification, if applicable, of each such property as a branch or main office or other office of HeritageBanc or such HeritageBanc Subsidiary;

(b)           all loan and credit agreements, conditional sales contracts or other title retention agreements or security agreements relating to money borrowed by HeritageBanc or any HeritageBanc Subsidiary, exclusive of deposit agreements with customers of Heritage Bank entered into in the Ordinary Course of Business, agreements for the purchase of federal funds and repurchase agreements;

(c)           each Contract that involves the performance of services or delivery of goods or materials by HeritageBanc or any HeritageBanc Subsidiary (i) of an amount or value in excess of $100,000 or (ii) that substantially restricts HeritageBanc’s actions or those of any HeritageBanc Subsidiary;

(d)           each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures of or receipts by HeritageBanc or any HeritageBanc Subsidiary in excess of $100,000;

(e)           each Contract not referred to elsewhere in this Section 4.19 that:

(i)        relates to the future purchase of goods or services that materially exceeds the requirements of HeritageBanc’s or any HeritageBanc Subsidiary’s respective business at current levels or for normal operating purposes; or

(ii)       materially affects the business or financial condition of HeritageBanc or any HeritageBanc Subsidiary;

(f)            each lease, rental, license, installment and conditional sale agreement and other Contract affecting the ownership of, leasing of, title to or use of any personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $100,000 or with terms of less than one year);

(g)           each licensing agreement or other Contract, registration or application with the United State Patent and Trademark Office, with respect to patents, trademarks, copyrights, or other intellectual property (collectively, “Intellectual Property Assets”), including agreements with current or former employees, consultants or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets of HeritageBanc or any HeritageBanc Subsidiary;

(h)           each collective bargaining agreement and other Contract to or with any labor union or other Person representing one or more employees;

(i)            each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by HeritageBanc or any HeritageBanc Subsidiary with any other Person;

(j)            each Contract containing covenants that in any way purport to substantially restrict the business activity of HeritageBanc or any HeritageBanc Subsidiary or any Affiliate of any of the foregoing, or substantially limit the ability of HeritageBanc or any HeritageBanc Subsidiary or any Affiliate of the foregoing to engage in any line of business or to compete with any Person;

(k)           each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(l)            the name and annual salary of each director, officer or employee of HeritageBanc and each HeritageBanc Subsidiary, and the profit sharing, bonus or other form of compensation (other than salary) paid or payable by HeritageBanc, each HeritageBanc Subsidiary or a combination of any of them to or for the benefit of each such person in question for the year ended December 31, 2006, and for the current year, and any employment agreement, consulting agreement, non-competition, severance or change in control agreement or similar arrangement or plan with respect to each such person;

(m)          in respect to any HeritageBanc Benefit Plan, the latest reports or forms, if any, filed with the Department of Labor and Pension Benefit Guaranty Corporation under ERISA, any current financial or actuarial reports and any currently effective Internal Revenue Service private rulings or determination letters obtained by or for the benefit of HeritageBanc or any HeritageBanc Subsidiary;

(n)           the name of each Person who is or would be entitled pursuant to any Contract or HeritageBanc Benefit Plan to receive any payment from HeritageBanc or any HeritageBanc Subsidiary as a result of the consummation of the Contemplated Transactions (including any payment that is or would be due as a result of any actual or constructive termination of a Person’s employment or position following such consummation) and the maximum amount of such payment;

(o)           each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by HeritageBanc or any HeritageBanc Subsidiary to be responsible for consequential damages;

(p)           each Contract for capital expenditures in excess of $100,000;

(q)           each written warranty, guaranty or other similar undertaking with respect to contractual performance extended by HeritageBanc or any HeritageBanc Subsidiary other than in the Ordinary Course of Business; and

(r)            each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

True, correct and complete copies of each document, plan or Contract listed and described on Schedule 4.19 previously have been provided to Old Second.

Section 4.20         No Defaults.  Except as set forth on Schedule 4.20, to the Knowledge of HeritageBanc, each Contract identified or required to be identified on Schedule 4.19 is in full force and effect and is valid and enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors rights generally and subject to general principles of equity. HeritageBanc and each HeritageBanc Subsidiary is, and at all times since January 1, 2004, has been, in compliance with all applicable terms and requirements of each Contract under which either HeritageBanc or any HeritageBanc Subsidiary has or had any material obligation or liability or by which HeritageBanc or any HeritageBanc Subsidiary or any of their respective material assets owned or used by them is or was bound. To the Knowledge of HeritageBanc, each other Person that has or had any obligation or liability under any such Contract under which HeritageBanc or any HeritageBanc Subsidiary has or had any rights is, and at all times since January 1, 2004, has been, in compliance with all applicable terms and requirements of such Contract. To the Knowledge of HeritageBanc, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a violation or breach of, or give HeritageBanc, any HeritageBanc Subsidiary or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract. Except in the Ordinary Course of Business with respect to any HeritageBanc Loan, neither HeritageBanc nor any HeritageBanc Subsidiary has given to or received from any other Person, at any time since December 31, 2006, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Contract, that has not been terminated or satisfied prior to the date of this Agreement. Other than in the Ordinary Course of Business in connection with workouts and restructured loans, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate, any amounts paid or payable to HeritageBanc or any HeritageBanc Subsidiary under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

Section 4.21         Insurance.  Schedule 4.21 lists the policies and material terms of insurance (including bankers’ blanket bond and insurance providing benefits for employees) owned or held by HeritageBanc or any HeritageBanc Subsidiary on the date of this Agreement. Each policy is in full force and effect (except for any expiring policy which is replaced by coverage at least as extensive). All premiums due on such policies have been paid in full or provision for such payment has been made.

Section 4.22         Compliance with Environmental Laws.  Except as set forth on Schedule 4.22: (a) there are no Proceedings or Orders against HeritageBanc or any HeritageBanc Subsidiary, or, to the Knowledge of HeritageBanc, any predecessor thereof, with respect to alleged violation of, or liability under, Environmental Laws; (b) to the Knowledge of HeritageBanc, there is no Threatened Proceeding or Order against HeritageBanc or any HeritageBanc Subsidiary, or any predecessor thereof, with respect to the alleged violation of, or liability under, Environmental Laws; (c) to the Knowledge of HeritageBanc, there is no factual basis for the assertion or commencement of a Proceeding or Order against HeritageBanc or any HeritageBanc Subsidiary, or any predecessor thereof, with respect to the violation of, or liability under, Environmental Laws; and (d) to the Knowledge of HeritageBanc, there are no pending or Threatened Proceedings or Orders against or involving the assets of HeritageBanc or any HeritageBanc Subsidiary. For purposes of this Section 4.22:  (x) “Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, code, order, permit or other legally binding requirement applicable to the business or assets of HeritageBanc or any HeritageBanc Subsidiary, that imposes liability or standards of conduct with respect to the Environment and/or Hazardous Materials; (y) “Environment” means surface or subsurface soil or strata, surface waters and sediments, navigable waters, groundwater, drinking water supply and ambient air; and (z) “Hazardous Materials” means any hazardous, toxic or dangerous substance, waste, contaminant, pollutant, gas or other material that is classified as such under Environmental Laws or is otherwise regulated under Environmental Laws.

Section 4.23         Fiduciary Accounts.  Heritage Bank has properly administered all accounts for which it acts as fiduciary, including accounts for which it serves as trustee, agent, custodian or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulations and common law. None of Heritage Bank or any of its directors, officers or employees has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all respects and accurately reflect the assets of such fiduciary account.

Section 4.24         Indemnification Claims.  To the Knowledge of HeritageBanc, no action or failure to take action by any director, officer, employee or agent of HeritageBanc or any HeritageBanc Subsidiary has occurred that may give rise to a claim or a potential claim by any such Person for indemnification by HeritageBanc or any HeritageBanc Subsidiary under any agreement with, or the corporate indemnification provisions of, HeritageBanc or any HeritageBanc Subsidiary, or under any Legal Requirements.

Section 4.25         Insider Interests.  Except as set forth on Schedule 4.25, no officer or director of HeritageBanc or any HeritageBanc Subsidiary, any member of the Family of any such Person, and no entity that any such Person “controls” within the meaning of Regulation O of the Federal Reserve, has any loan, deposit account or any other agreement with HeritageBanc or any HeritageBanc Subsidiary, any interest in any material property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of HeritageBanc or any HeritageBanc Subsidiary.

Section 4.26         Brokerage Commissions.  Except as set forth on Schedule 4.26, none of HeritageBanc, any HeritageBanc Subsidiary or any of their respective Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

Section 4.27         Approval Delays.  To the Knowledge of HeritageBanc, there is no reason why the granting of any of the regulatory approvals referred to in Section 8.1 is likely to be denied or unduly delayed. Heritage Bank’s most recent CRA rating is “satisfactory” or better.

Section 4.28         Change of Control and other Payments.  Except as set forth on Schedule 4.28, there are no “change of control” payments or any other amounts due to any Person other than in their capacity as a holder of HeritageBanc Common Stock as a result of the execution of this Agreement by HeritageBanc and the closing of the Contemplated Transactions or any other consulting or employment agreements with any Person pursuant to which the termination of (i) such agreement or (ii) the employment or consulting relationship with such Person, would trigger any such payment.

Section 4.29         No Interested Stockholders.  There are no holders of HeritageBanc Common Stock who currently hold shares of Old Second Common Stock who would be an interested stockholder under Section 203 of the DGCL.

Section 4.30         Disclosure.  Neither any representation nor warranty of HeritageBanc in, nor any Schedule to, this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. No notice given pursuant to Section 6.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF OLD SECOND

No representation or warranty of Old Second contained in ARTICLE 5 (other than the representations and warranties contained in (i) Section 5.5 and Section 5.6, which shall be true and correct in all material respects with respect to it, and (ii) Section 5.3(a) and Section 5.4(a), which shall be true and correct in all respects) will be deemed untrue or incorrect, and Old Second will not be deemed to have breached a representation or warranty, as a consequence of the existence or absence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in this ARTICLE 5 has had or is reasonably likely to have a Material Adverse Effect on Old Second, on a consolidated basis (the “Article 5 Standard”), Old Second hereby represents and warrants to HeritageBanc as follows:

Section 5.1            Old Second Organization.  Old Second:  (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is also in good standing in each other jurisdiction in which the nature of business conducted or the properties or assets owned or leased by it makes such qualification necessary; (b) is registered with the Federal Reserve as a bank holding company under the BHCA; and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, including the stock of Old Second Bank, and to carry on its business as it is now being conducted. The copies of the certificate of incorporation and bylaws of Old Second and all amendments thereto set forth in the Old Second SEC Reports are complete and correct.

Section 5.2            Old Second Subsidiary Organization.

(a)           Old Second Acquisition, Inc.:  (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is also in good standing in each other jurisdiction in which the nature of business conducted or the properties or assets owned or leased by it makes such qualification necessary; and (b) is a wholly owned subsidiary of Old Second and has full power and authority, corporate and otherwise, to carry on its business as it is now being conducted.

(b)           Old Second Bank is a national commercial bank duly organized, validly existing and in good standing under the laws of the State of Illinois. Old Second Bank has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary.

Section 5.3            Authorization; Enforceability.

(a)           Each of Old Second and Old Second Acquisition, Inc., has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by each of Old Second and Old Second Acquisition, Inc., and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action, subject to shareholder approval, if required, and this Agreement constitutes a legal, valid and binding obligation of each of Old Second and Old Second Acquisition, Inc. enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and subject to general principles of equity.

(b)           No “business combination,” “moratorium,” “control share” or other state anti-takeover statute or regulation or any provisions contained in the articles of incorporation or bylaws of Old Second or any Old Second Subsidiary:  (i) prohibits or restricts Old Second’s or Old Second Acquisition, Inc.’s ability to perform its obligations under this Agreement, or its ability to consummate the Contemplated Transactions; (ii) would have the effect of invalidating or voiding this Agreement, or any provision hereof; or (iii) would subject HeritageBanc to any material impediment or condition in connection with the exercise of any of its rights under this Agreement. The board of directors of Old Second and Old Second Acquisition, Inc. have each approved the execution of, and performance by each of Old Second and Old Second Acquisition, Inc. of their respective obligations under, this Agreement.

Section 5.4            No Conflict.  Except as set forth on Schedule 5.4, neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):  (a) contravene, conflict with or result in a violation of any provision of the certificate of incorporation or charter (or similar organizational documents) or bylaws, each as in effect on the date of this Agreement, or any currently effective resolution adopted by the board of directors or shareholders of, Old Second or any Old Second Subsidiary; (b) contravene, conflict with or result in a violation of, or give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Old Second or any Old Second Subsidiary, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the regulatory approvals necessitated by the Contemplated Transactions, including any such approvals under the FDI Act, the BHCA, the Securities Act, the Illinois Statutes and the Nasdaq Rules; (c) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any material Contract to which Old Second or any Old Second Subsidiary is a party or by which any of their respective assets is bound; or (d) result in the creation of any material lien, charge or encumbrance upon or with respect to any of the assets owned or used by Old Second or any Old Second Subsidiary. Except for the approvals set forth on Schedule 5.4 or in Section 8.1 and the requisite approval, if required, of its shareholders, neither Old Second nor any Old Second Subsidiary is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

Section 5.5            Old Second Capitalization.  The authorized capital stock of Old Second currently consists of (i) 20,000,000 shares of Old Second Common Stock, of which, on the date of this Agreement, (1) approximately 12,145,296 shares are duly issued and outstanding, fully paid and non-assessable, (2) approximately 4,545,479 shares are held in the treasury of Old Second and (3) approximately 210,073 shares have been reserved for issuance in respect of outstanding stock options that have been or may be granted under Old Second benefit plans; and (ii) 300,000 shares of Preferred Stock, $1.00 par value per share, none of which, on the date of this Agreement, are issued and outstanding.

Section 5.6            Old Second Subsidiary Capitalization.

(a)           The authorized capital stock of Old Second Acquisition, Inc. consists, and immediately prior to the Effective Time, will consist, exclusively of 100 shares of capital stock, $1.00 par value per share (the “Old Second Acquisition, Inc. Shares”), all of which shares are, and immediately prior to the Closing will be, duly authorized, validly issued and outstanding, fully paid and nonassessable. Old Second is, and will be on the Closing Date, the record and beneficial owner of 100% of the Old Second Acquisition, Inc. Shares, free and clear of any lien or encumbrance whatsoever.

(b)           The authorized capital stock of Old Second Bank consists, and immediately prior to the Effective Time, will consist, exclusively of 206,000 shares of capital stock, $10.00 par value per share (the “Old Second Bank Shares”), all of which shares are, and immediately prior to the Closing will be, duly authorized, validly issued and outstanding, fully paid and nonassessable. Except as disclosed in any Old Second SEC Report filed prior to the date of this Agreement or set forth on Schedule 5.6, Old Second is, and will be on the Closing Date, the record and beneficial owner of 100% of the Old Second Bank Shares, free and clear of any lien or encumbrance whatsoever.

Section 5.7            Old Second SEC Reports; Financial Statements and Call Reports; Regulatory Filings.

(a)           Old Second has timely filed all Old Second SEC Reports and all such Old Second SEC Reports have complied as to form in all respects, as of their respective filing dates and effective dates, as the case may be, with all applicable requirements of the Exchange Act. The Old Second SEC Reports were prepared in accordance with the requirements of all applicable Legal Requirements. As of their respective filing dates, none of the Old Second SEC Reports contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.

(b)           (i) Correct and complete copies of the Call Reports for Old Second Bank as of the close of business on December 31, 2005 and 2006, and on June 30, 2007, are included in Schedule 5.7.

(c)           The financial statements presented in the Old Second SEC Reports referred to in clause (b)(i) above have been prepared in conformity with GAAP and comply in all material respects with all applicable Legal Requirements. The reports described in clause (b)(ii) above have been prepared on a basis consistent with past accounting practices and as required by applicable Legal Requirements and fairly present the consolidated financial condition and results of operations at the dates and for the periods presented. Taken together, the financial statements presented in the Old Second SEC Reports referred to in clause (b)(i) above and the reports described in clause (b)(ii) above (collectively, the “Old Second Financial Statements”) are complete and correct in all respects and fairly and accurately present the consolidated financial position, assets, liabilities and results of operations of Old Second at the respective dates of and for the periods referred to in the Old Second Financial Statements, subject to normal year-end audit adjustments in the case of unaudited Old Second Financial Statements.

(d)           To Old Second’s Knowledge, Old Second has complied in all material respects with (i) the applicable provisions of the Exchange Act, including the Sarbanes-Oxley Act of 2002 and the regulations promulgated thereunder, as amended, and (ii) the applicable listing and corporate governance rules and regulations of The Nasdaq Global Market.

(e)           Old Second and each Old Second Subsidiary have filed all forms, reports and documents required to be filed with the FDIC, the Federal Reserve Board and any other applicable federal or state securities or banking authorities. Such forms, reports and documents (x) complied as to form with the requirements of applicable Legal Requirements; and (y) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date of this Agreement, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.

Section 5.8            Loans; Loan Loss Reserve.  All loans and loan commitments extended by Old Second Bank and any extensions, renewals or continuations of such loans and loan commitments (the “Old Second Loans”) were made materially in accordance with the lending policies of Old Second Bank in the Ordinary Course of Business. The Old Second Loans are evidenced by appropriate and sufficient documentation and constitute valid and binding obligations to Old Second Bank enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and subject to general principles of equity. Except as set forth on Schedule 5.8, all such Old Second Loans are, and at the Closing will be, free and clear of any encumbrance or other charge and Old Second Bank has complied, and at the Closing will have complied, with all Legal Requirements relating to such Old Second Loans. The allowance for loan and lease losses of Old Second Bank is, and will be on the Closing Date, adequate in all material respects to provide for probable or specific losses, net of recoveries relating to loans previously charged off, and contains and will contain an additional amount of unallocated reserves for unanticipated future losses at an adequate level. To the Knowledge of Old Second, none of the Old Second Loans is subject to any material offset or claim of offset. The aggregate loan balances in excess of Old Second’s consolidated allowance for loan and lease losses are, consistent with past practice.

Section 5.9            Undisclosed Liabilities; Adverse Changes.  Except as set forth on Schedule 5.9, neither Old Second nor any Old Second Subsidiary has any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise), except for liabilities or obligations reflected or reserved against in the Old Second Financial Statements and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof. Since the date of the latest Old Second Financial Statement, except as disclosed in any Old Second SEC Report filed prior to the date of this Agreement, there has not been any change in the business, operations, properties, assets or condition of Old Second or any Old Second Subsidiary, on a consolidated basis, and, to the Knowledge of Old Second, no event has occurred or circumstance exists, that has had or would reasonably be expected to have a Material Adverse Effect on Old Second, on a consolidated basis.

Section 5.10         Absence of Certain Changes and Events.  Except as disclosed in Old Second SEC Reports filed prior to the date of this Agreement or as set forth on Schedule 5.10, since December 31, 2006, Old Second and each Old Second Subsidiary have conducted their respective businesses only in the Ordinary Course of Business. Without limiting the foregoing, with respect to each such entity as of the date of this Agreement, since December 31, 2006, except as set forth on Schedule 5.10 or in the Old Second SEC Reports, there has not been any:

(a)           change in its authorized or issued capital stock; grant of any stock option or right to purchase shares of its capital stock; issuance of any security convertible into such capital stock or evidences of indebtedness (except in connection with customer deposits); grant of any registration rights; purchase, redemption, retirement or other acquisition by it of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of its capital stock;

(b)           amendment to its certificate of incorporation or charter (or similar organizational documents) or bylaws or adoption of any resolutions by its board of directors or shareholders with respect to the same;

(c)           adoption, amendment (except for any amendment necessary to comply with any Legal Requirement) or termination of, or increase in the payments to or benefits under, any Old Second Benefit Plan;

(d)           except for the Contemplated Transactions, merger or consolidation with or into any other Person, or acquisition of any stock, equity interest or business of any other Person (other than securities acquired in the Ordinary Course of Business);

(e)           material change in any policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and Tax planning, accounting or any other material aspect of its business or operations, except for such changes as may be required in the opinion of the management of Old Second to respond to then current market or economic conditions or as may be required by any Regulatory Authorities; or

(f)            filing of any applications for additional branches, opening of any new office or branch, closing of any current office or branch or relocation of operations from existing locations;

(g)           Old Second Loan, or commitment to make, renew, extend the term or increase the amount of any Old Second Loan, to any Person if such Old Second Loan or any other Old Second Loans to such Person or an Affiliate of such Person is on the “watch list” or similar internal report of Old Second or any Old Second Subsidiary, or has been classified as “substandard,” “doubtful,” “loss,” or “other loans specially mentioned” or listed as a “potential problem loan”; provided, however, that nothing in this Section 5.10 shall prohibit Old Second or any Old Second Subsidiary from honoring any contractual obligation in existence on the date of this Agreement; or

(h)           written agreement by it to do any of the foregoing in this Section 5.10.

Section 5.11         Brokerage Commissions.  Except as set forth on Schedule 5.11, none of Old Second, any Old Second Subsidiary or any of their respective Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

Section 5.12         Approval Delays.  To the Knowledge of Old Second, there is no reason why the granting of any of the regulatory approvals referred to in Section 8.1 is likely to be denied or unduly delayed. Old Second Bank’s most recent CRA rating is “satisfactory” or better.

Section 5.13         Financing.  Old Second has, either through cash on hand or a customary commitment letter for financing, as of the date of this Agreement, and will have at the Closing, sufficient funds to pay to the Exchange Agent the aggregate Cash Consideration in full, including any expenses to be incurred by Old Second in connection with this Agreement and all other amounts payable by Old Second at the Closing, and to perform its obligations hereunder following the Closing.

Section 5.14         Disclosure.  Neither any representation nor warranty of Old Second in, nor any Schedule to, this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. No notice given pursuant to Section 7.3 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

ARTICLE 6
HERITAGEBANC’S COVENANTS

Section 6.1            Access and Investigation.

(a)           Prior to the Closing Date, Old Second and its Representatives shall, at all times during normal business hours and with reasonable advance notice, have full and continuing access to the facilities, operations, records and properties of HeritageBanc and each HeritageBanc Subsidiary in accordance with the provisions of this Section 6.1. Old Second and its Representatives may, prior to the Closing Date, make or cause to be made such reasonable investigation of the operations, records and properties of HeritageBanc and each HeritageBanc Subsidiary and of their respective financial and legal conditions as Old Second shall deem necessary or advisable to familiarize itself with such records, properties and other matters; provided, however, that such access or investigation shall not interfere materially with the normal operations of HeritageBanc or any HeritageBanc Subsidiary. Upon request, HeritageBanc and each HeritageBanc Subsidiary will furnish Old Second or its Representatives attorneys’ responses to auditors’ requests for information regarding HeritageBanc or such HeritageBanc Subsidiary, as the case may be, and such financial and operating data and other information reasonably requested by Old Second (provided that, with respect to attorneys, such disclosure would not result in the waiver by HeritageBanc or any HeritageBanc Subsidiary of any claim of attorney-client privilege), and will permit Old Second and its Representatives to discuss such information directly with any individual or firm performing auditing or accounting functions for HeritageBanc or such HeritageBanc Subsidiary, and such auditors and accountants shall be directed to furnish copies of any reports or financial information as developed to Old Second or its Representatives. No investigation by Old Second or any of its Representatives shall affect the representations and warranties made by HeritageBanc. This Section 6.1 shall not require the disclosure of any information the disclosure of which to Old Second would be prohibited by any Legal Requirement.

(b)           HeritageBanc shall allow a Representative of Old Second reasonably acceptable to HeritageBanc to attend in person or telephonically, as an observer, all meetings of the officer loan review committee of HeritageBanc and Heritage Bank. HeritageBanc shall give reasonable notice to Old Second of any such meeting and, if known, the agenda and other documents for or business to be discussed at such meeting. HeritageBanc shall also provide to Old Second all written information provided to directors of HeritageBanc or Heritage Bank in connection with any meeting of their respective boards of directors, except to the extent that such information relates to any amendment to this Agreement or discusses the merits of any Acquisition Transaction, or HeritageBanc is advised by its counsel that the receipt of such information by such observer would result in a waiver of HeritageBanc’s attorney-client privilege. It is understood by the parties that Old Second’s Representative will not have any voting rights with respect to matters discussed at these meetings and shall remain silent during all proceedings, and that Old Second is not managing the business or affairs of HeritageBanc.

Section 6.2            Operation of HeritageBanc and HeritageBanc Subsidiaries.  Except with the prior written consent of Old Second, which consent shall not be unreasonably withheld or delayed, between the date of this Agreement and the Closing Date, HeritageBanc will, and will cause each HeritageBanc Subsidiary to:

(a)           conduct its business only in the Ordinary Course of Business;

(b)           use its reasonable best efforts to preserve intact its current business organization, keep available the services of its current officers, employees and agents, and maintain the relations and goodwill with its suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

(c)           confer with Old Second concerning potentially material issues affecting HeritageBanc’s operations;

(d)           enter into loan and deposit transactions only in accordance with sound credit practices and its formal loan policy and, from the date of this Agreement to the Closing Date, not enter into any new credit or new lending relationship in excess of $2,000,000 with any Person and any director or officer of, or any owner of a 10% or greater equity interest in, such Person, provided that, if HeritageBanc has made a written request to Old Second for permission to make an otherwise prohibited loan and has provided Old Second with all information necessary for Old Second to make an informed decision with respect to such request, and Old Second has failed to respond to such request within five (5) Business Days after Old Second’s receipt of such request, Old Second’s consent shall be deemed to have been given with respect to an action taken under with respect to such a prohibited loan;

(e)           acquire loan pool participations only in the Ordinary Course of Business;

(f)            maintain all of its assets necessary for the conduct of its business in good operating condition and repair, reasonable wear and tear and damage by fire or unavoidable casualty excepted, and maintain policies of insurance upon its assets and with respect to the conduct of its business in amounts and kinds comparable to that in effect on the date hereof and pay all premiums on such policies when due;

(g)           not buy or sell any security held, or intended to be held, for investment; provided, however, that such restriction shall not affect the buying and selling by Heritage Bank of Federal Funds or the reinvestment of dividends paid on any securities owned by Heritage Bank as of the date of this Agreement; provided further, that such restriction shall not prohibit HeritageBanc or any HeritageBanc Subsidiary from buying or selling securities with a maturity of one (1) year or less in the Ordinary Course of Business;

(h)           obtain, or take such steps and do all things within its legal power and authority (including consummating a corporate reorganization) to obtain, a Treasury Department

Form 8023 (“Elections Under Section 338 for Corporations Making Qualified Stock Purchases”), and equivalent forms (if any) applicable under state Tax law, executed by all shareholders of HeritageBanc (including any party deemed, for purposes of Form 8023 or such equivalent forms, to be a shareholder of HeritageBanc) and indicating the intention of such shareholders (including any party deemed, for purposes of Form 8023 or such equivalent forms, to be a shareholder of HeritageBanc) to make an election under Code section 338(h)(10) and equivalent elections under applicable state Tax law with respect to the Merger;

(i)            amend any HeritageBanc Benefit Plans to comply with Section 409A of the Code and any Internal Revenue Service guidance or U.S. Treasury Department regulations issued thereunder; provided that, any such amendment shall not have a materially adverse effect on the “grandfathered” status of any such plan.

(j)            not purchase securities in connection with any agreements with the Federal Home Loan Bank of Chicago;

(k)           file in a timely manner all required filings with all Regulatory Authorities and cause such filings to be true and correct in all material respects;

(l)            maintain its books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years, and comply with all Legal Requirements;

(m)          not take or allow any action that would result in the termination of HeritageBanc’s status as a validly electing S corporation within the meaning of Code Section 1361 or any analogous provision of applicable State or local Tax law; and

(n)           not take or allow any action that would result in the termination of any HeritageBanc Subsidiary’s status as a qualified subchapter S subsidiary within the meaning of Code Section 1361 or any analogous provision of applicable State or local Tax law.

Section 6.3            Negative Covenant.  Except as otherwise expressly permitted by this Agreement, or as contemplated by Schedule 4.17, between the date of this Agreement and the Closing Date, HeritageBanc will not, and will cause each HeritageBanc Subsidiary not to, without the prior written consent of Old Second, which consent shall not be unreasonably withheld or delayed, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 4.18 is likely to occur. For purposes of this Section 6.3, Old Second’s consent shall be deemed to have been given if HeritageBanc has made a written request for permission to take any action otherwise prohibited by this Section 6.3 and has provided Old Second with information sufficient for Old Second to make an informed decision with respect to such request, and Old Second has failed to respond to such request within five (5) Business Days after Old Second’s receipt of such request.

Section 6.4            Subsequent HeritageBanc Financial Statements.  As soon as available after the date of this Agreement, HeritageBanc will furnish Old Second with copies of (a) the quarterly unaudited balance sheets, statements of income, statements of cash flows and statements of shareholders’ equity of each of HeritageBanc and Heritage Bank, prepared for the internal use of HeritageBanc, (b) audited consolidated balance sheets for HeritageBanc as of December 31, 2007, and the related consolidated statements of income, statements of cash flows and consolidated statements of shareholders’ equity of HeritageBanc for the year ended December 31, 2007, (c) Heritage Bank’s Call Reports for each quarterly period completed after June 30, 2007, and (d) all other financial reports or statements submitted after the date hereof by HeritageBanc or Heritage Bank to Regulatory Authorities, to the extent permitted by law (collectively, the “Subsequent HeritageBanc Financial Statements”). Except as may be required by changes in GAAP effective after the date hereof, the Subsequent HeritageBanc Financial Statements shall be prepared on a basis consistent with past accounting practices and shall fairly present in all material respects the consolidated financial condition and results of operations for the dates and periods presented. To the extent HeritageBanc prepares or receives subsequent quarterly unaudited, or annual audited, consolidated and consolidating balance sheets, consolidated and consolidating statements of income, consolidated and consolidating statements of cash flows and consolidated and consolidating statements of shareholders’ equity of HeritageBanc, HeritageBanc shall make the same immediately available to Old Second.

Section 6.5            Advice of Changes.  Between the date of this Agreement and the Closing Date, HeritageBanc will promptly notify Old Second in writing if HeritageBanc or any HeritageBanc Subsidiary becomes aware of any fact or condition that causes or constitutes a breach of any of HeritageBanc’s representations and warranties as of the date of this Agreement, or if HeritageBanc or any HeritageBanc Subsidiary becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. If any such fact or condition would require any change in the HeritageBanc Schedules if such HeritageBanc Schedules were dated the date of the occurrence or discovery of any such fact or condition, HeritageBanc will promptly deliver to Old Second a supplement to the HeritageBanc Schedules specifying such change. During the same period, HeritageBanc will promptly notify Old Second of the occurrence of any breach of any covenant of HeritageBanc in this ARTICLE 6 or of the occurrence of any event that might reasonably be expected to make the satisfaction of the conditions in ARTICLE 9 impossible or unlikely.

Section 6.6            Other Offers.

(a)           Until such time, if any, as this Agreement is terminated pursuant to ARTICLE 11, HeritageBanc will not, and will cause each HeritageBanc Subsidiary and their respective Representatives not to, directly or indirectly solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Old Second) relating to any Acquisition Transaction or a potential Acquisition Transaction involving HeritageBanc or any HeritageBanc Subsidiary. Notwithstanding the foregoing, HeritageBanc may provide information at the request of, or enter into negotiations with, a third party with respect to an Acquisition Transaction that was not directly or indirectly, after the date hereof, made, encouraged, facilitated, solicited, initiated or assisted by HeritageBanc, any HeritageBanc Subsidiary or any of their respective Representatives or Affiliates (an “Unsolicited HeritageBanc Proposal”), but only to the extent that the board of directors of HeritageBanc determines, in good faith, that the exercise of its fiduciary duties to HeritageBanc’s shareholders under applicable law, as advised by its counsel, requires it to take such action; provided, however, that HeritageBanc may not, in any event, provide to such third party any information which it has not provided to Old Second. HeritageBanc shall promptly notify Old Second orally, confirmed in writing within two (2) Business Days thereafter, in the event it receives any such inquiry or proposal and such written notice contains (i) a copy of the Unsolicited HeritageBanc Proposal, if such proposal was received in writing or any written statements which were provided in connection with an oral proposal, (ii) a written summary of the terms, sufficiently detailed to outline the material terms of the Unsolicited HeritageBanc Proposal if such proposal was received orally, to be promptly followed by delivery of all written materials subsequently received in connection therewith, (iii) such other information as Old Second shall reasonably need to evaluate the merits of such proposal, or the Person(s) making the proposal, that is reasonably available to HeritageBanc and (iv) the same information contained in subparagraphs (i) through (iii) for any subsequent Unsolicited HeritageBanc Proposal or any amendment or modification thereof.

(b)           HeritageBanc may enter into a definitive agreement with respect to an Unsolicited HeritageBanc Proposal that is submitted to HeritageBanc after the date of this Agreement and prior to the Closing Date, if and so long as (i) neither HeritageBanc nor any HeritageBanc Subsidiary has violated any of the provisions of this Agreement, (ii) HeritageBanc provides Old Second with written notice indicating that HeritageBanc, acting in good faith, believes that the Unsolicited HeritageBanc Proposal is reasonably likely to constitute a Superior HeritageBanc Proposal, which notice shall be delivered to Old Second at least three (3) Business Days prior to the date of the meeting of the board of directors of HeritageBanc considering whether the Unsolicited HeritageBanc Proposal is a Superior HeritageBanc Proposal, (iii) during the three (3) Business Day period after HeritageBanc provides Old Second with the written notice described in clause (ii) above, HeritageBanc shall and shall cause its financial and legal advisors to negotiate in good faith with Old Second (to the extent Old Second wishes to negotiate) in an effort to make such adjustments to the terms and conditions of this Agreement such that the Unsolicited HeritageBanc Proposal would not constitute a Superior HeritageBanc Proposal and, therefore, HeritageBanc would be required to proceed with the transactions contemplated hereby on such adjusted terms, (iv) notwithstanding the negotiations and adjustments pursuant to clause (iii) above, the board of directors of HeritageBanc makes the determination necessary for such Unsolicited HeritageBanc Proposal to constitute a Superior HeritageBanc Proposal, (v) notwithstanding the negotiations and adjustments pursuant to clause (iii) above, the requisite number of the members of the board of directors of HeritageBanc determines, in good faith after consultation with its outside legal counsel, that failing to approve or recommend or enter into a definitive agreement with respect to such Unsolicited HeritageBanc Proposal would constitute a breach of its fiduciary duties to HeritageBanc’s shareholders under applicable Legal Requirements, (vi) HeritageBanc does not approve or recommend or enter into a definitive agreement with respect to such Unsolicited HeritageBanc Proposal at any time before the date that is the third (3rd) Business Day after Old Second receives a written notice to the effect that the board of directors of HeritageBanc has made the determinations described in clauses (iv) and (v) above, (vii) within five (5) Business Days after HeritageBanc provides Old Second with the written notice described in clause (vi) above, Old Second does not make a written offer to adjust the terms and conditions of this Agreement and a majority of the board of directors of HeritageBanc determines in good faith, after consultation with its financial advisor and its outside legal counsel, that such written offer is not as favorable to HeritageBanc’s shareholders from a financial point of view as the Unsolicited HeritageBanc Proposal then determined to be a Superior HeritageBanc Proposal and (viii) not later than the execution and delivery of a definitive agreement with respect to, any such Superior HeritageBanc Proposal, HeritageBanc (1) terminates this Agreement pursuant to Section 11.1 and (2) makes the payments required to be made pursuant to Section 11.4 and Section 11.5.

Section 6.7            Officer Letter Agreements.  Concurrently with the execution and delivery of this Agreement, HeritageBanc shall cause to be delivered to Old Second letter agreements, in the form attached as Exhibit E hereto, signed by each of Patrick Roe and John Ladowicz, to be effective at the Effective Time.

Section 6.8            Affiliate Agreements.  Not later than the 15th day before the mailing of the Proxy Statement-Prospectus, HeritageBanc will deliver to Old Second a schedule of each person that, to the Knowledge of HeritageBanc, is or is reasonably likely to be, as of the date of the HeritageBanc Meeting, deemed to be an “affiliate” of HeritageBanc (each, a “HeritageBanc Affiliate”) as that term is used in Rule 145 under the Securities Act. HeritageBanc will use its commercially reasonable best efforts to cause each person who may be deemed to be a HeritageBanc Affiliate to execute and deliver to HeritageBanc and Old Second on or before the date of mailing of the Proxy Statement-Prospectus an agreement in substantially the form attached hereto as Exhibit F.

Section 6.9            Shareholders’ Meeting.  HeritageBanc shall cause a meeting of its shareholders for the purpose of acting upon this Agreement to be held at the earliest practicable date after the Registration Statement (as defined below) has been declared effective by the SEC. HeritageBanc shall mail to its shareholders, at least twenty (20) Business Days prior to such meeting, notice of such meeting together with the Proxy Statement-Prospectus, which shall include a copy of this Agreement. Subject to its fiduciary duties, HeritageBanc and its board of directors shall recommend to shareholders the approval of this Agreement and shall solicit proxies voting only in favor thereof from the shareholders of HeritageBanc. For the avoidance of doubt, the parties acknowledge that the failure of HeritageBanc to cause a meeting of its shareholders to be held for the purposes set forth in the Agreement or otherwise to make the recommendations required by or to withdraw, modify or change such recommendation as provided in the provisions of this Section 6.9 shall be deemed to have a Material Adverse Effect on HeritageBanc on a consolidated basis and on Old Second’s and its shareholders’ rights under this Agreement.

Section 6.10         Information Provided to Old Second.  HeritageBanc agrees that the information concerning HeritageBanc or any HeritageBanc Subsidiary that is provided or to be provided by HeritageBanc to Old Second for inclusion or that is included in the Registration Statement or Proxy Statement-Prospectus and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will, at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement-Prospectus, when mailed, will not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement-Prospectus or any amendment thereof or supplement thereto, at the time of the meeting of HeritageBanc’s shareholders referred to above, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy

Statement-Prospectus shall be mailed. Notwithstanding the foregoing, HeritageBanc shall have no responsibility for the truth or accuracy of any information with respect to Old Second or any Old Second Subsidiary or any of their Affiliates provided by Old Second and contained in the Registration Statement or the Proxy Statement-Prospectus or in any document submitted to, or other communication with, any Regulatory Authority.

Section 6.11         Accounting and Other Adjustments.  HeritageBanc agrees that it shall, and shall cause each HeritageBanc Subsidiary, to:  (a) make any accounting adjustments or entries to its books of account and other financial records; (b) make additional provisions to any allowance for loan and lease losses; (c) sell or transfer any investment securities held by it; (d) charge-off any loan or lease; (e) create any new reserve account or make additional provisions to any other existing reserve account; (f) make changes in any accounting method; (g) accelerate, defer or accrue any anticipated obligation, expense or income item; and (h) make any other adjustments that would affect the financial reporting of Old Second, on a consolidated basis after the Effective Time, in any case as Old Second shall reasonably request, provided, however, that neither HeritageBanc nor any HeritageBanc Subsidiary shall be obligated to take any such requested action until immediately prior to the Closing and at such time as Old Second shall confirm in writing that it has satisfied all of the conditions listed in ARTICLE 10 (except for the completion of actions to be taken at the Closing), unless the satisfaction of any such conditions shall have been waived by HeritageBanc, and that, to the Knowledge of Old Second, there are no facts or circumstances which would prevent Old Second from consummating the Contemplated Transactions.

Section 6.12         Capital Stock.  Except as otherwise permitted in or contemplated by this Agreement and without the prior written consent of Old Second, from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, HeritageBanc shall not, and shall not enter into any agreement to, issue, sell or otherwise permit to become outstanding any additional shares of HeritageBanc Common Stock or any other capital stock of HeritageBanc, or any stock appreciation rights, or any option, warrant, conversion or other right to acquire any such stock, or any security convertible into any such stock. No additional shares of HeritageBanc Common Stock shall become subject to new grants of employee stock options, stock appreciation rights or similar stock based employee compensation rights.

Section 6.13         Dividends.  Notwithstanding anything contained in this Agreement to the contrary, the parties agree that, between the date of this Agreement and the Effective Time, HeritageBanc may declare and pay to its shareholders all dividends, up to and including the Effective Time, to the extent necessary for such shareholders to pay their respective Taxes (including estimated Taxes and shall be calculated in a manner consistent with past practices) on income arising from the operations of HeritageBanc during the portion of HeritageBanc’s current Tax year prior to the Closing Date (excluding any income taxable as a result of the 338(h)(10) Election). Except for the distributions described in Section 6.13, HeritageBanc shall not declare, pay or make any other dividend or other distribution or payment in respect of, or redemption of, shares of HeritageBanc Common Stock.

Section 6.14         Consents; and Third Party Approvals.  As soon as practicable after the date of this Agreement, Old Second shall use its commercially reasonable efforts to obtain the approvals listed on Schedule 4.4.

Section 6.15         Bonus and Directors’ Fee Payments and Accruals.  Notwithstanding anything contained in this Agreement to the contrary, the parties agree that HeritageBanc and any HeritageBanc Subsidiary may continue with respect to its current fiscal year and through the Closing Date to accrue and pay bonuses to its employees and fees to its directors as set forth on Schedule 6.15.

Section 6.16         Voting Agreements.  Concurrently with the execution of this Agreement, John Ladowicz and Patrick Roe shall deliver to Old Second voting agreements in the form attached hereto as Exhibit G whereby Messrs. Ladowicz and Roe agree, in their capacity as individual record holders of HeritageBanc Common Stock, to vote their individually held shares in all manners consistent with this agreement and the Contemplated Transactions and, in their capacity as individual record holders of HeritageBanc Common Stock, will not persuade, lobby or suggest any other holder of HeritageBanc Common Stock to vote their shares against this Agreement and the Contemplated Transactions.

Section 6.17         Delivery of Year- End Audit.  HeritageBanc agrees to cooperate with Old Second in obtaining 2007 year-end audited financial statements (and/or, if requested by Old Second, interim period audited financial statements) from HeritageBanc’s outside independent auditing firm as promptly as practicable and to deliver such financial statements to Old Second promptly upon receipt thereof.

Section 6.18         Loan and Lease Loss Allowance.  Heritage Bank will, consistent with past practice, maintain an allowance for loan and lease losses that is adequate in all material respects under applicable legal requirements and the requirements of GAAP to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable).

Section 6.19         Covenants Regarding the Heritage ESOP.

(a)           HeritageBanc shall take any such actions as are necessary, in accordance with the Heritage ESOP, to cause (a) HeritageBanc employees who are participants in the Heritage ESOP to have the opportunity to direct the Heritage ESOP trustee as to the voting, with respect to the Merger, of the number of shares of HeritageBanc Common Stock allocated to their Heritage ESOP accounts, (b) the Heritage ESOP trustee to vote, with respect to the Merger, the number of shares of HeritageBanc Common Stock held by the Heritage ESOP but not allocated to the Heritage ESOP participants’ accounts, as provided under the terms of the Heritage ESOP, (c) the Heritage ESOP trustee to have the authority necessary to exchange the HeritageBanc Common Stock held by the Heritage ESOP and to otherwise participate in the Contemplated Transactions, and (d) no violation of ERISA or the Code in connection with the Heritage ESOP’s sale or exchange of the HeritageBanc Common Stock held by the Heritage ESOP or the Contemplated Transactions.

(b)           Additionally, HeritageBanc shall take any such actions as are necessary to cause, (a) on or before the Effective Time, the termination of the Heritage ESOP; (b) no later than the Effective Time, conditioned upon consummation of the Merger, all shares of HeritageBanc Common Stock held by the Heritage ESOP to be converted into rights to receive the Merger Consideration in respect thereof; (c) on or before the Effective Time, all outstanding indebtedness of the Heritage

ESOP to be repaid using dividends attributable to either allocated or unallocated shares of HeritageBanc Common Stock held by the Heritage ESOP, any other assets held in the Heritage ESOP unallocated suspense account and additional contributions by HeritageBanc to the extent necessary; (d) no later than the Effective Time, or as soon as practicable thereafter, any assets remaining in the Heritage ESOP’s unallocated suspense account after payment of all outstanding indebtedness and other liabilities of the Heritage ESOP to be allocated to the accounts of the Heritage ESOP participants; and (e) no later than the Effective Time, or as soon as practicable thereafter, the net assets of the Heritage ESOP to be distributed to such Heritage ESOP participants.

(c)           HeritageBanc may make amendments to the Heritage ESOP as required to carry out such obligations; provided, however, that (i) no such amendment shall require or have the effect of requiring Old Second to make any contributions to the Heritage ESOP after the Effective Time; (ii) no such amendments shall require or have the effect of requiring HeritageBanc to make any contributions to the Heritage ESOP at or prior to the Effective Time other than contributions necessary to allow the Heritage ESOP to make required payments on currently outstanding securities acquisition loans; (iii) any such amendment shall be conditioned upon its not having an adverse effect upon the qualified status of the Heritage ESOP under Section 401(a) of the Code; and (iv) no such amendment shall require or have the effect of requiring the continuation of the Heritage ESOP after the Effective Time except to the extent specifically approved by Old Second. HeritageBanc shall make no contributions to the Heritage ESOP between the date hereof and the Effective Time other than such as may be required to maintain the tax-qualified status of the Heritage ESOP or to enable the Heritage ESOP to make required payments on the currently outstanding securities acquisition loans.

(d)           HeritageBanc shall be permitted to use regular quarterly cash dividends paid by HeritageBanc and held in the Heritage ESOP suspense account or allocated to ESOP participants’ accounts as part of any required Heritage ESOP payments or as a supplement to such required Heritage ESOP payments. Before the adoption of any amendment of the Heritage ESOP, HeritageBanc shall first submit the amendment to Old Second for its review and approval. Throughout the Heritage ESOP termination process, HeritageBanc shall keep Old Second timely informed of the planning for and occurrence of the transactions involved in the termination. Subsequent to the Effective Time, the Surviving Corporation shall be the successor of HeritageBanc with respect to the Heritage ESOP and the Surviving Corporation shall hold all authority necessary to complete the termination of the Heritage ESOP as otherwise provided herein.

ARTICLE 7
OLD SECOND’S COVENANTS

Section 7.1            Access and Investigation.  Solely for the purpose of verifying the representations and warranties made by Old Second in this Agreement, prior to the Closing Date, HeritageBanc and its Representatives shall, at all times during normal business hours and with reasonable advance notice, have full and continuing access to the facilities, operations, records and properties of Old Second and each Old Second Subsidiary in accordance with the provisions of this Section 7.1; provided, however, that such access or investigation shall not interfere materially with the normal operations of Old Second or any Old Second Subsidiary. No investigation by HeritageBanc or any of its Representatives shall affect the representations and warranties made by Old Second. This Section 7.1 shall not require the disclosure of any information the disclosure of which to HeritageBanc would be prohibited by any Legal Requirement or which would cause Old Second to be required, pursuant to Regulation FD or otherwise, to be required to file an additional Old Second SEC Report earlier than it otherwise would be required to file.

Section 7.2            No Changes.  Between the date of this Agreement and the Closing Date, Old Second will not, and will cause each Old Second Subsidiary not to (a) amend its articles of incorporation or by-laws, or similar charter documents, in any manner that would have a material adverse effect on the rights of the holders of Old Second Common Stock or (b) make any substantial or material change, as measured on a consolidated basis, in Old Second’s usual, regular and ordinary course of business as conducted on the date of this Agreement.

Section 7.3            Advice of Changes.  Between the date of this Agreement and the Closing Date, Old Second will promptly notify HeritageBanc in writing if Old Second or any Old Second Subsidiary becomes aware of any fact or condition that causes or constitutes a breach of any of Old Second’s representations and warranties as of the date of this Agreement, or if Old Second or any Old Second Subsidiary becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. If any such fact or condition would require any change in the Old Second Schedules if such Old Second Schedules were dated the date of the occurrence or discovery of any such fact or condition, Old Second will promptly deliver to HeritageBanc a supplement to the Old Second Schedules specifying such change. During the same period, Old Second will promptly notify HeritageBanc of the occurrence of any breach of any covenant of Old Second in this ARTICLE 7 or of the occurrence of any event that might reasonably be expected to make the satisfaction of the conditions in ARTICLE 10 impossible or unlikely. All of the foregoing notwithstanding, this Section 7.3 shall be subject to the same limitations as set forth in the last sentence of Section 7.1

Section 7.4            Information Provided to HeritageBanc.  Old Second agrees that none of the information concerning Old Second or any Old Second Subsidiary that is provided or to be provided by Old Second to HeritageBanc for inclusion or that is included in the Registration Statement or Proxy Statement-Prospectus and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will, at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement-Prospectus, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement-Prospectus or any amendment thereof or supplement thereto, at the time of the meeting of Old Second’s shareholders referred to above, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement-Prospectus shall be mailed. Notwithstanding the foregoing, Old Second shall have no responsibility for the truth or accuracy of any information with respect to HeritageBanc or any HeritageBanc Subsidiary or any of their Affiliates contained in the Registration Statement or the Proxy Statement-Prospectus or in any document submitted to, or other communication with, any Regulatory Authority.

Section 7.5            Indemnification.  Except as may be limited by applicable Legal Requirements, Old Second shall honor any of HeritageBanc’s obligations in respect of indemnification and advancement of expenses currently provided by HeritageBanc in its articles of incorporation or by-laws, or the charter or by-laws of Heritage Bank, in favor of the current and former directors and officers of HeritageBanc and Heritage Bank, respectively, for not less than three (3) years from the Effective Time with respect to matters occurring prior to the Effective Time. Old Second shall acquire and maintain for a period of three (3) years extended insurance coverage for acts or omissions occurring at or prior to the Effective Time, including coverage for acts or omissions of the ESOP trustee, with respect to those persons who are currently covered by HeritageBanc’s director and officer liability policies of insurance (commonly referred to as “tail coverage”) on terms with respect to such coverage and amount substantially similar to the terms and conditions of HeritageBanc’s director and officer liability policies of insurance in effect immediately prior to the Effective Time.

Section 7.6            Authorization and Reservation of Old Second Common Stock.  The board of directors of Old Second shall, as of the date hereof, authorize and reserve the maximum number of shares of Old Second Common Stock to be issued pursuant to this Agreement.

Section 7.7            Nasdaq Listing.  Old Second shall use its commercially reasonable best efforts to list on the Nasdaq Global Market, subject to official notice of issuance, all shares of Old Second Common Stock to be issued in connection with the Merger.

Section 7.8            Old Second Board.  Old Second shall use its best efforts to ensure that, promptly after the Closing Date, John Ladowicz will be appointed to the board of directors of Old Second, to serve in the class of directors to stand for re-election at the 2008 Old Second annual meeting of shareholders (the “2008 Meeting”), and re-nominated to serve in the class of directors up for re-election at the 2008 Meeting; provided, however, that if the proxy statement for the 2008 Meeting has been finalized prior to the Closing Date, Old Second shall use its best efforts to ensure that, promptly after the Closing Date, John Ladowicz will be appointed to the board of directors of Old Second, to serve in the class of directors to stand for re-election at the 2009 Old Second annual meeting of shareholders (the “2009 Meeting”), and re-nominated to serve in the class of directors up for re-election at the 2009 Meeting.

Section 7.9            Employment Letter Agreements.  Concurrently with the execution and delivery of this Agreement, Old Second shall deliver to HeritageBanc the letter agreements, in the forms attached hereto as Exhibit H, as to the respective terms of the employment of certain executives of Heritage Bank with Old Second Bank following the Effective Time.

Section 7.10         Consents and Third Party Approvals.  As soon as practicable after the date of this Agreement, Old Second shall use its commercially reasonable efforts to obtain the approvals listed on Schedule 5.4.

Section 7.11         Dividends.  Old Second agrees to pay any dividend declared in the calendar quarter in which the Closing Date occurs to any Person who is a shareholder of Old Second Common Stock on the record date of such dividend.

Section 7.12         Loan and Lease Loss Allowances.  and Old Second will maintain an allowance for loan and lease losses that is adequate in all material respects under applicable legal requirements and the requirements of GAAP to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable).

ARTICLE 8
COVENANTS OF ALL PARTIES

Section 8.1            Regulatory Approvals.  Old Second and HeritageBanc shall use their commercially reasonable best efforts to make or cause to be made, within thirty (30) days after the date of this Agreement, all appropriate filings with Regulatory Authorities for approval of the Contemplated Transactions, including the preparation of an application or any amendment thereto or any other required statements or documents filed or to be filed by any party with:  (a) the Federal Reserve pursuant to the BHCA; (b) the Division pursuant to the Illinois Banking Act; (c) the FDIC pursuant to the FDI Act; and (d) any other Person or Regulatory Authority pursuant to any applicable Legal Requirement, for authority to consummate the Contemplated Transactions. The parties shall pursue in good faith the regulatory approvals necessary to consummate the Contemplated Transactions. In advance of any filing made under this Section, each party and its counsel shall be provided with the opportunity to comment thereon, and agrees promptly to advise the other and its counsel of any material communication received by it or its counsel from any Regulatory Authorities with respect to such filings, and to provide copies of any such written communication.

Section 8.2            SEC Registration.  Old Second shall use its commercially reasonable best efforts to prepare and file with the SEC, within forty-five (45) days after the date of this Agreement, a registration statement on an appropriate form under the Securities Act covering the shares of Old Second Common Stock to be issued pursuant to this Agreement and shall use all reasonable efforts to cause the same to become effective and thereafter, until the Effective Time or lawful termination of this Agreement, to keep the same effective and, if necessary, amend and supplement the same (such registration statement, and any amendments and supplements thereto, is referred to as the “Registration Statement”). The Registration Statement shall include a proxy statement-prospectus prepared by HeritageBanc (the “Proxy Statement-Prospectus”), for use in connection with the meeting of the shareholders of HeritageBanc referred to in Section 6.9, all in accordance with the rules and regulations of the SEC. Old Second shall, as soon as practicable after the execution of this Agreement, make all filings required to obtain all permits, authorizations, consents or approvals required under any applicable Legal Requirements (including all state securities laws) for the issuance of the shares of Old Second Common Stock to shareholders of HeritageBanc as part of the Adjusted Merger Consideration. In advance of any filing made under this Section 8.2, Old Second and HeritageBanc and their respective counsel shall be provided with the opportunity to comment thereon, and Old Second and HeritageBanc each agree promptly to advise each other and each other’s counsel of any material communication received by it or its counsel from the SEC or any other Regulatory Authorities with respect to such filings, and to provide to the other party and its counsel copies of any such written communications.

Section 8.3            Necessary Approvals.  Old Second and HeritageBanc agree that Barack Ferrazzano Kirschbaum & Nagelberg LLP will have primary responsibility for preparation of:  (a) the documentation for the financing of the Cash Consideration; (b) the Registration Statement; and (c) the necessary applications for regulatory approval of the Contemplated Transactions. Each of Old Second and HeritageBanc and their respective Subsidiaries agrees fully to promptly cooperate with each other and their respective counsel and accountants in connection with any steps to be taken as part of their obligations under this Agreement.

Section 8.4            Customer and Employee Relationships.  HeritageBanc agrees that the officers, managers and employees of Old Second may:

(a)           participate in meetings or discussions with officers and employees of HeritageBanc and the HeritageBanc Subsidiaries in connection with employment opportunities with Old Second after the Effective Time, and, in connection therewith, the parties acknowledge that Old Second may, after consultation with and upon the consent of HeritageBanc, enter into employment arrangements with the individuals identified on Exhibit I; and

(b)           contact Persons having dealings with HeritageBanc or the HeritageBanc Subsidiaries for the purpose of informing such Persons of the services to be offered by Old Second after the Effective Time.

Section 8.5            Publicity.  Prior to the Effective Time, the parties to this Agreement will consult with each other and provide each party opportunity to comment and review before issuing any press releases or otherwise making any public statements with respect to this Agreement or the Contemplated Transactions. The parties to this Agreement further agree not to make any public statement which is in material contravention of any such press releases or public statements or the provisions of this Agreement unless required by law.

Section 8.6            Best Efforts; Cooperation.  Each of Old Second and HeritageBanc agrees to exercise good faith and use its commercially reasonable best efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to consummate the Contemplated Transactions as promptly as possible. Neither Old Second nor HeritageBanc will intentionally take or intentionally permit to be taken any action that would be a breach of the terms or provisions of this Agreement. Between the date of this Agreement and the Closing Date, each of Old Second and HeritageBanc will, and will cause each of Old Second Bank and each HeritageBanc Subsidiary, respectively, and all of their respective Affiliates and Representatives to, cooperate with respect to all filings that any party is required by Legal Requirements to make in connection with the Contemplated Transactions.

Section 8.7            338(h)(10) Election.  At Old Second’s option, and as promptly as Old Second shall reasonably determine following the Effective Time, an election under Section 338(h)(10) of the Code and equivalent elections under applicable state law (the “338(h)(10) Election”) shall be made in connection with the Merger. Not less than ten (10) Business Days prior to the Closing, Old Second shall (i) prepare an allocation statement, showing an allocation of the Merger Consideration among the assets of HeritageBanc in accordance with Sections 338 and 1060 of the Code and any comparable provisions of state, local or foreign law, as appropriate, and (ii) provide such allocation statement to the Shareholder Representative. Within five (5) Business Days of receiving the allocation statement from Old Second, the Shareholder Representative shall review and comment on such allocation statement, and, prior to the Closing, Old Second shall make any such changes that are reasonably requested. If Old Second chooses to make the 338(h)(10) Election, then such election, and all Tax filings made subsequent to the filing of such election, shall be made in a manner consistent with the allocation statement contemplated herein.

Section 8.8            Tax Treatment and Filings.  The parties hereto intend for the Merger to constitute a “qualified stock purchase” within the meaning of Code Section 338(d)(3). Each of Old Second and HeritageBanc shall not, and shall not permit their respective Subsidiaries to, take any tax position that is inconsistent with the tax treatment, including the 338(h)(10) Election, described herein for the Merger. Old Second shall prepare (or cause to be prepared) and timely file (or cause to be timely filed) all Tax Returns for HeritageBanc for all periods ending on or before the Closing Date that are required to be filed after the Closing Date; provided, however, that not less than thirty (30) days prior to the filing of any such Tax Return Old Second shall provide a draft of each such Tax return to the Shareholder Representative and shall permit the Shareholder Representative to review and comment on each such Tax Return, and shall make any revisions to such Tax Returns as are reasonably requested by the Shareholder Representative.

Section 8.9            Employee Benefits.

(a)           Old Second shall offer to employees of HeritageBanc and any HeritageBanc Subsidiary, respectively, benefits which are substantially similar in the aggregate to the types of benefits presently offered to employees of Old Second and its Subsidiaries, as applicable. All continuing employees of HeritageBanc or any HeritageBanc Subsidiary shall receive full service credit (other than for benefit accrual purposes) for all years of employment with such entity. Each of Old Second and HeritageBanc agrees to cooperate and use its commercially reasonable best efforts to facilitate the rollover of any and all employee participation amounts held in the Heritage ESOP into the existing Old Second 401(k) Plan and terminate all other HeritageBanc benefit plans.

(b)           HeritageBanc agrees not to permit the transfer of any HeritageBanc Common Stock which is subject to the Heritage ESOP to any Person who would cause HeritageBanc to lose its S corporation status under the Code. HeritageBanc further agrees, from the date of this Agreement until the Closing Date, to provide to Old Second, as soon as such information is available, notice of any transfers of HeritageBanc Common Stock held by the trustee of the Heritage ESOP for the benefit of any participant under the Heritage ESOP.

(c)           The parties hereby agree that, prior to the Closing with at least 30 days prior written notice to Old Second, HeritageBanc shall retain the right to amend the Heritage ESOP, to pay off the Heritage ESOP loan, terminate the Heritage ESOP, and distribute participants’ accounts under the Heritage ESOP in cash, in-kind or in a combination of both.

(d)           Old Second agrees to pay on the first Business Day after the Closing to each of the Persons set forth on Schedule 4.28 the amounts listed on said Schedule.

(e)           Solely for the purpose of inducing those employees of HeritageBanc or Heritage Bank who are important to Heritage Bank’s continued operations to continue their employment with HeritageBanc or Heritage Bank, as applicable, through the Closing Date, the parties agree that HeritageBanc shall have the right to pay stay bonuses, not to exceed, in the aggregate, $300,000, in such amounts and to such HeritageBanc or Heritage Bank employees as reasonably proposed by HeritageBanc, subject to the prior written approval of Old Second after duly taking into account the importance of such employees as presented by management of HeritageBanc.

(f)            If Old Second or any Old Second Subsidiary terminates the employment of any existing full-time employee of HeritageBanc or any HeritageBanc Subsidiary, other than for cause, within the one-year period following the Effective Time, Old Second shall provide severance benefits in a cash amount equal to such employee’s regular salary for a one-week period (as in effect immediately prior to the Effective Time), multiplied by the total number of whole years of such employee’s full-time employment at HeritageBanc or any HeritageBanc Subsidiary, up to a maximum of 13 weeks of salary.

ARTICLE 9
CONDITIONS PRECEDENT TO OBLIGATIONS OF OLD SECOND

The obligations of Old Second to consummate the Contemplated Transactions and to take the other actions required to be taken by Old Second at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Old Second, in whole or in part):

Section 9.1            Accuracy of Representations and Warranties.  All of the representations and warranties of HeritageBanc set forth in this Agreement shall be true and correct in accordance with the Article 4 Standard with the same force and effect as if all of such representations and warranties were made at the Closing Date, provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct in all material respects on and as of such earlier date.

Section 9.2            HeritageBanc’s Performance.  HeritageBanc shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, provided, however, that to the extent performance and compliance with such covenants and obligations are subject in this Agreement to a standard of materiality, HeritageBanc shall have performed and complied in all respects with such covenants and obligations.

Section 9.3            Documents Satisfactory.  All proceedings, corporate or other, to be taken by HeritageBanc in connection with the Contemplated Transactions, and all documents incident thereto, shall be reasonably satisfactory in form and substance to counsel for Old Second.

Section 9.4            Corporate Approval.  This Agreement and the Contemplated Transactions shall have been duly and validly approved as necessary under applicable Legal Requirements by the shareholders of HeritageBanc.

Section 9.5            No Proceedings.  Since the date of this Agreement, there must not have been commenced or Threatened against HeritageBanc or any HeritageBanc Subsidiary any Proceeding:  (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would have a Material Adverse Effect on HeritageBanc on a consolidated basis or on Old Second’s rights under this Agreement.

Section 9.6            Absence of Material Adverse Changes.  From the date hereof to the Closing, there shall be no event or occurrence that has had or would be reasonably likely to have a Material Adverse Effect on HeritageBanc on a consolidated basis.

Section 9.7            Consents and Approvals.  Any consents or approvals required to be secured by either party by the terms of this Agreement shall have been obtained and shall be reasonably satisfactory to Old Second, and all applicable waiting periods shall have expired, except to the extent that the failure to obtain any such consents or approvals would not have a Material Adverse Effect on HeritageBanc on a consolidated basis or on Old Second’s rights under this Agreement.

Section 9.8            No Prohibition.  Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene, or conflict with or result in a violation of:  (a) any applicable Legal Requirement or Order; or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Regulatory Authority.

Section 9.9            Registration Statement.  The Registration Statement shall have become effective and no stop order suspending such effectiveness shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement and no Proceeding shall have been commenced or be pending or Threatened for such purpose.

Section 9.10         Nasdaq Listing.  The shares of Old Second Common Stock to be issued in connection with the Merger, shall have been approved for listing on The Nasdaq Global Market.

Section 9.11         338(h)(10) Election.  All of the requisite consents and other requirements for a valid and effective 338(h)(10) Election shall have been obtained or fulfilled, respectively, other than any such consent or requirement which is wholly within the control of Old Second to so obtain or fulfill.

Section 9.12         Loan Loss Reserve.  In connection with the HeritageBanc Loans, on the Closing Date, HeritageBanc shall have a consolidated allowance for loan and lease losses that is adequate in all material respects to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable), and with respect to such loan and lease losses, neither HeritageBanc nor Heritage Bank shall have taken or established any negative allowance or reserve since September 30, 2007. Old Second shall have the right, exercisable from time to time upon written request prior to the Closing Date, to review changes to such allowances and reserves prior, and upon any such request, HeritageBanc shall promptly furnish Old Second with such requested information.

Section 9.13         Minimum Equity Requirement.  HeritageBanc’s Adjusted Stockholders’ Equity, calculated not more than three (3) Business Days prior to the Closing Date, shall not be less than the Adjusted Stockholders’ Equity of HeritageBanc as of September 30, 2007, plus, (i) $806,000.00, and (ii) $200,000.00 per month commencing on October 1, 2007 until the Closing Date, such amount pro-rated for any partial month in which the Closing Date occurs.

Section 9.14         Dissenting Shares.   The holders of HeritageBanc Common Stock who have exercised their rights to dissent from the Merger, and have not withdrawn the same, shall represent and hold of record not more than 5% of the total issued and outstanding shares of HeritageBanc.

Section 9.15         Change of Control Payments by HeritageBanc.  All payments included on Schedule 4.28 to Messrs. Ladowicz and Roe shall have been paid by HeritageBanc to the individuals set forth on Schedule 4.28 prior to the Closing Date.

Section 9.16         Chase Loan Payoff.   The obligations payable to JPMorgan Chase set forth on Schedule 4.4 Item 1., shall be indefeasibly paid in full and all obligations, liabilities and security interests granted in connection therewith shall be automatically terminated and released upon such indefeasible payment in full.

ARTICLE 10
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF HERITAGEBANC

The obligations of HeritageBanc to consummate the Contemplated Transactions and to take the other actions required to be taken by HeritageBanc at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by HeritageBanc, in whole or in part):

Section 10.1         Accuracy of Representations and Warranties.  All of the representations and warranties of Old Second set forth in this Agreement shall be true and correct in accordance with the Article 5 Standard with the same force and effect as if all of such representations and warranties were made at the Closing Date, provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct in all material respects on and as of such earlier date.

Section 10.2         Old Second’s Performance.  Old Second shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, provided, however, that to the extent performance and compliance with such covenants and obligations are subject in this Agreement to a standard of materiality, Old Second shall have performed and complied in all respects with such covenants and obligations.

Section 10.3         Documents Satisfactory.  All proceedings, corporate or other, to be taken by Old Second in connection with the Contemplated Transactions, and all documents incident thereto, shall be reasonably satisfactory in form and substance to counsel for HeritageBanc.

Section 10.4         Corporate Approval.  This Agreement and the Contemplated Transactions shall have been duly and validly approved as necessary under applicable Legal Requirements by the shareholders of HeritageBanc.

Section 10.5         No Proceedings.  Since the date of this Agreement, there must not have been commenced or Threatened against Old Second or any Old Second Subsidiary any Proceeding: (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would have a Material Adverse Effect on Old Second, on a consolidated basis, or on HeritageBanc’s rights under this Agreement.

Section 10.6         Absence of Material Adverse Changes.  From the date of this Agreement to the Closing, there shall be no event or occurrence that has had or would be reasonably likely to have a Material Adverse Effect on Old Second, on a consolidated basis.

Section 10.7         Consents and Approvals.  Any consents or approvals required to be secured by either party by the terms of this Agreement shall have been obtained and shall be reasonably satisfactory to HeritageBanc, and all applicable waiting periods shall have expired, except to the extent that the failure to obtain any such consents or approvals would not have a Material Adverse Effect on Old Second, on a consolidated basis, or on HeritageBanc’s rights under this Agreement.

Section 10.8         No Prohibitions.  Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene, or conflict with or result in a violation of:  (a) any applicable Legal Requirement or Order; or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Regulatory Authority.

Section 10.9         Registration Statement.  The Registration Statement shall have become effective and no stop order suspending such effectiveness shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement and no Proceeding shall have been commenced or be pending or Threatened for such purpose.

Section 10.10       Fairness Opinion.   Prior to distribution of the Proxy Statement-Prospectus to the shareholders of HeritageBanc, the board of directors of HeritageBanc shall have received an opinion from Stifel, Nicolaus & Company, Inc. to the effect that the consideration to be received by HeritageBanc’s shareholders in connection with the Merger is fair, from a financial point of view, to HeritageBanc’s shareholders, and the same shall not have been withdrawn prior to the Closing.

Section 10.11       Nasdaq Listing.  The shares of Old Second Common Stock to be issued in connection with the Merger, shall have been approved for listing on The Nasdaq Global Market.

ARTICLE 11
TERMINATION

Section 11.1         Termination of Agreement.  This Agreement may be terminated only as set forth below:

(a)           by mutual consent of the boards of directors of Old Second and HeritageBanc, each evidenced by appropriate written resolutions;

(b)           by Old Second if:  (i) any of the conditions in ARTICLE 9 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Old Second to comply with its obligations under this Agreement); (ii) the failure to satisfy such condition would reasonably be expected to have a Material Adverse Effect upon Old Second or HeritageBanc if the Closing were to occur, and for purposes hereof the failure of the condition set forth in Section 9.11 shall be deemed to have a Material Adverse Effect; and (iii) Old Second has not waived such condition on or before the Closing Date, provided, however, that the condition set forth in clause (ii) of this paragraph need not be satisfied to terminate this Agreement if the failure to satisfy any condition was the result of any intentional or grossly negligent:  (A) action, (B) failure to act or (C) misrepresentation, of or by HeritageBanc;

(c)           by HeritageBanc if:  (i) any of the conditions in ARTICLE 10 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of HeritageBanc to comply with its obligations under this Agreement); (ii) the failure to satisfy such condition would reasonably be expected to have a Material Adverse Effect upon Old Second, on a consolidated basis, if the Closing were to occur; and (iii) HeritageBanc has not waived such condition on or before the Closing Date, provided, however, that the condition set forth in clause (ii) of this paragraph need not be satisfied to terminate this Agreement if the failure to satisfy any condition was the result of any intentional or grossly negligent:  (A) action, (B) failure to act or (C) misrepresentation, of or by Old Second;

(d)           by Old Second by giving written notice of such termination to HeritageBanc if:  (i) there has been (A) a breach of any covenant herein that could reasonably be expected to have a Material Adverse Effect on Old Second or HeritageBanc (except for breaches of Section 6.6 or Section 6.9, which are separately addressed in Section 11.1(g)), on the part of HeritageBanc which has not been cured or adequate assurance of cure given, in either case within thirty (30) Business Days following notice of such breach from Old Second, unless such breach or failure is a result of the failure by Old Second to perform and comply in all material respects with any of its material obligations under this Agreement that are to be performed or complied with by it prior to or on the date required hereunder; or (B) a breach of a representation or warranty of HeritageBanc herein that (individually or, together with other such breaches, in the aggregate) could reasonably be expected to have a Material Adverse Effect on Old Second or HeritageBanc, and that, in the reasonable opinion of Old Second’s board of directors, by its nature cannot be cured on or prior to the Termination Date (as defined below); or (ii) there shall have occurred or been proposed after the date of this Agreement, any change in any Legal Requirement, or after the date of this Agreement there shall have been any Order by any

Regulatory Authority that could reasonably be expected to prevent or delay consummation of the Merger beyond the Termination Date;

(e)           by HeritageBanc by giving written notice of such termination to Old Second if:  (i) there has been (A) a breach of any covenant herein that could reasonably be expected to have a Material Adverse Effect on Old Second, on a consolidated basis, on the part of Old Second which has not been cured or adequate assurance of cure given, in either case within thirty (30) Business Days following notice of such breach from HeritageBanc, unless such breach or failure is a result of the failure by HeritageBanc to perform and comply in all material respects with any of its material obligations under this Agreement which are to be performed or complied with by it prior to or on the date required hereunder; or (B) a breach of a representation or warranty of Old Second herein that (individually or, together with other such breaches, in the aggregate) could reasonably be expected to have a Material Adverse Effect on Old Second, on a consolidated basis, and that, in the reasonable opinion of HeritageBanc’s board of directors, by its nature cannot be cured on or prior to the Termination Date; or (ii) there shall have occurred or been proposed after the date of this Agreement, any change in any Legal Requirement, or after the date of this Agreement there shall have been any Order by any Regulatory Authority that could reasonably be expected to prevent or delay consummation of the Merger beyond the Termination Date;

(f)            by Old Second or HeritageBanc, by giving written notice of such termination to the other party, if:  (i) the Federal Reserve, the Division or any Regulatory Authority the approval of which is required for consummation of the Contemplated Transactions has denied approval of any of the Contemplated Transactions and such denial has become final and nonappealable; (ii) any application, filing or notice for a regulatory approval has been withdrawn at the request or recommendation of the applicable Regulatory Authority and a petition for rehearing shall not have been granted or an amended application shall not have been accepted for filing by the applicable Regulatory Authority within the sixty (60) day period following such withdrawal; or (iii) the Effective Time shall not have occurred at or before 11:59 p.m. on May 1, 2008 (the “Termination Date”); provided, however (and without limiting the applicability, if any, of the provisions of Section 11.2 below, with respect to the occurrence of any event described in clauses (i) or (ii) above), that the right to terminate this Agreement under this Section 11.1(f) shall not be available to any party to this Agreement whose failure to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the occurrence of the event described in clause (iii) above;

(g)           by Old Second, by giving written notice of such termination to HeritageBanc, and subject to the amounts set forth in Section 11.4 and Section 11.5 if: (i) HeritageBanc breaches any of its obligations under Section 6.6; (ii) HeritageBanc breaches any of its obligations under Section 6.9 or (iii) HeritageBanc’s shareholders fail to approve this Agreement and the Merger at the meeting of shareholders called for such purpose pursuant to Section 6.9;

(h)           by HeritageBanc upon Old Second’s actual receipt of the amounts set forth in Section 11.4 and Section 11.5(a), by giving written notice of such termination to Old Second if HeritageBanc receives an Unsolicited HeritageBanc Proposal that is determined in good faith by the HeritageBanc Board of Directors, is on terms that are more favorable to the shareholders of HeritageBanc than the Merger (a “Superior HeritageBanc Proposal”), provided, however, that HeritageBanc shall not be permitted to terminate this Agreement pursuant to this Section 11.1(h) unless HeritageBanc shall have complied with all of the provisions of Section 6.6;

(i)            by HeritageBanc, by giving written notice of such termination to Old Second, and subject to the amounts set forth in Section 11.4 and Section 11.5, if the fairness opinion provided for in Section 10.10 shall have been withdrawn prior to the Closing; provided however, that if the fairness opinion provided under Section 10.10 is withdrawn in connection with the receipt by HeritageBanc of an Unsolicited HeritageBanc Proposal, any purported termination by HeritageBanc under this Section 11.1(i) shall be deemed to have been made pursuant to Section 11.1(h) and the requirements of Section 11.1(h) shall apply;

(j)            by Heritage, by giving written notice of such termination to Old Second, if (i) the Average Trading Price of Old Second Common Stock is less than 85% times the Minimum Price, and (ii) the decrease in such Average Trading Price over the preceding thirty (30) Business Days (the “Market Period”) is at least 15% greater than the decrease in the average trading price for the Index Group over the Market Period. However, in any such case (A) Old Second shall have the right, by giving written notice to Heritage within seventy-two (72) hours following receipt of such termination notice, to increase the number of shares of Old Second Common Stock constituting the stock portion of the Merger Consideration such that the number of shares of Old Second Common Stock constituting the Stock Consideration shall be equal to: (1) the Purchase Price times .5, divided by (2) the Minimum Price times .85; the (“Adjusted Stock Consideration”); and (B) in the event that Old Second so increases the number of such shares, Heritage shall not have the right to terminate this Agreement. In the event Old Second provides such notice increasing the stock portion of the Merger Consideration, the term Stock Consideration shall refer to the Adjusted Stock Consideration. For the purposes of this Agreement, “Index Group” means the group of companies listed on Exhibit J attached hereto (the “Index Group”) provided, however, that there shall be excluded from such Index Group any company as to which there is a pending, publicly announced proposal at any time during the Market Period for such company to be acquired or to acquire another company or with respect to any other extraordinary transaction or event (other than any transaction contemplated in the immediately following sentence). Notwithstanding anything contained herein to the contrary, if any company belonging to the Index Group declares a stock dividend or effects a reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Effective Time, the closing prices for the common stock of such company shall be appropriately adjusted for the purposes of the applicable definitions herein so as to be comparable to the closing price on the date of this Agreement.

Section 11.2         Effect of Termination or Abandonment.  In the event of the termination of this Agreement and the abandonment of the Merger pursuant to Section 11.1, this Agreement shall become null and void, Old Second shall bear all Old Second Transactional Expenses, HeritageBanc shall bear all HeritageBanc Transactional Expenses, and there shall be no liability of one party to the other or any restrictions on the future activities on the part of any party to this Agreement, or its respective Representatives or shareholders, except for the obligations of Old Second and HeritageBanc concerning confidentiality referred to in Section 6.1 and except as provided under Section 11.3, Section 11.4 and Section 11.5.

Section 11.3         Payments to HeritageBanc.  Subject to the further provisions of this Section 11.3, if HeritageBanc terminates this Agreement pursuant to Section 11.1(e)(i)(A) or Section 11.1(e)(i)(B) (and such representation was breached as of the date of this Agreement), then in any such case, Old Second shall pay to HeritageBanc, upon its written demand, the HeritageBanc Transactional Expenses in an amount not to exceed $350,000 plus an additional sum equal to $1.5 million. The payment of the sums described in this Section shall be made by wire transfer of immediately available funds to such account as HeritageBanc shall designate, such sums shall constitute liquidated damages and the receipt thereof shall be the sole and exclusive remedy of HeritageBanc and the HeritageBanc Subsidiary against Old Second, any Old Second Subsidiary and their respective Representatives and shareholders for any claims arising from or relating in any way to this Agreement or the transactions contemplated herein; provided, however, that nothing herein shall preclude or bar HeritageBanc from asserting or enforcing any such claim against any Person other than Old Second, the Old Second Subsidiaries and their respective Representatives and shareholders and the foregoing is made expressly subject to the provisions of Section 11.5(b).

Section 11.4         Payments to Old Second.  Subject to the further provisions of this Section 11.4, if HeritageBanc terminates this Agreement pursuant to Section 11.1(i) because the value of Old Second Common Stock declines and the Stock Consideration is less than $43,500,000, then HeritageBanc shall pay to Old Second, upon its written demand, the Old Second Transactional Expenses in an amount not to exceed $350,000. Also, subject to the further provisions of this Section 11.4, if Old Second terminates this Agreement pursuant to Section 11.1(d)(i)(A), Section 11.1(d)(i)(B) (and such representation was breached as of the date of this Agreement), Section 11.1(g), Section 11.1(h), or HeritageBanc terminates this Agreement pursuant to Section 11.1(i) because the value of the HeritageBanc Common Stock increases, then in any such case, HeritageBanc shall pay to Old Second, upon its written demand, the Old Second Transactional Expenses in an amount not to exceed $350,000 plus an additional sum equal to $1.5 million. The payment of the sums described in this Section shall be made by wire transfer of immediately available funds to such account as Old Second shall designate, and subject to the additional amounts which may be due pursuant to Section 11.5, such sums shall constitute liquidated damages and the receipt thereof shall be the sole and exclusive remedy of Old Second and the Old Second Subsidiaries against HeritageBanc, the HeritageBanc Subsidiaries and their respective Representatives and shareholders for any claims arising from or relating in any way to this Agreement or the transactions contemplated herein; provided, however, that nothing herein shall preclude or bar Old Second from asserting or enforcing any such claim against any Person other than HeritageBanc, the HeritageBanc Subsidiaries and their respective Representatives and shareholders and the foregoing is made expressly subject to the provisions of Section 11.5(b).

Section 11.5         Special Termination Fees.  (a)  If this Agreement is terminated pursuant to Section 11.1(d)(i)(A), Section 11.1(g) or Section 11.1(h), and within twelve (12) months after such termination HeritageBanc shall enter into a definitive written agreement or one or more written agreements or transactions with any Person or Affiliated Persons (other than Old Second and its Affiliates) with respect to an acquisition of an aggregate of fifty percent (50%) or more of the outstanding shares of HeritageBanc Common Stock or all or substantially all of the assets of HeritageBanc or Heritage Bank, HeritageBanc shall pay to Old Second, within ten (10) Business Days after the execution of such definitive agreement, the amount of $2.0 million by wire transfer of immediately available funds to such account as Old Second shall designate.

(b)           Subject to any other payments required by Section 11.3 or Section 11.4 all payments made pursuant to this Section shall constitute liquidated damages and the receipt thereof shall be the sole and exclusive remedy of the receiving party against the party making such payment, its Affiliates and their respective directors, officers and shareholders for any claims arising out of or relating in any way to this Agreement or the transactions contemplated herein; provided, however, that nothing herein shall preclude or bar the party receiving such payment from asserting or enforcing any such claim against any Person other than the party making such payment, such party’s Affiliates and their respective Representatives and shareholders.

ARTICLE 12
MISCELLANEOUS

Section 12.1         Governing Law.  All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Delaware applicable to Contracts made and wholly to be performed in such state without regard to conflicts of laws.

Section 12.2         Assignments, Successors and No Third Party Rights.  Neither party to this Agreement may assign any of its rights under this Agreement without the prior written consent of the other party. Subject to the preceding sentence, this Agreement and every representation, warranty, covenant, agreement and provision hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, other than Section 7.5, which is intended to be for the benefit of the individuals covered thereby.

Section 12.3         Waiver.  Except as provided in ARTICLE 11, the rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law:  (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 12.4         Confidentiality.  Between the date of this Agreement and the Closing Date, each of Old Second and HeritageBanc will maintain in confidence, and will cause each of its respective Representatives to maintain in confidence, and not use to the detriment of the other or its Subsidiaries any written, oral, or other information obtained in confidence from the other of any of its Subsidiaries in connection with this Agreement or the Contemplated Transactions, unless:  (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party; (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions; or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with any legal proceedings. If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

Section 12.5         Notices.  All notices, consents, waivers and other communications under this Agreement must be in writing (which shall include facsimile communication) and will be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), mailed by registered or certified U.S. mail (return receipt requested) postage prepaid or telecopied:

If to Old Second, to:

Old Second Bancorp, Inc.
37 South River Street
Aurora, IL 60506
Telephone:	(630) 892-0202
Facsimile:	(630) 892-2412
Attention:	William B. Skoglund, Chief Executive Officer

with copies to:

Quarles & Brady LLP
500 West Madison Street, Suite 3700
Chicago, IL 60661
Telephone:	(312) 715-5079
Facsimile:	(414) 978-8744
Attention:	Douglas J. Tucker

If to HeritageBanc, to:

HeritageBanc, Inc.
20201 South LaGrange Road
Frankfort, IL 60423
Telephone:	(815) 361-6415
Facsimile:	(815) 361-6499
Attention:	Patrick J. Roe, President

HeritageBanc, Inc.
20201 South LaGrange Road
Frankfort, IL 60423
Telephone:	(815) 469-7600
Facsimile:	(815) 485-7142
Attention:	John Ladowicz, Chairman of the Board and CEO

with copies to:

Barack Ferrazzano Kirschbaum & Nagelberg LLP
200 West Madison Street, Suite 3900
Chicago, IL 60606
Telephone:	(312) 984-3188
Facsimile:	(312) 984-3150
Attention:	Dennis R. Wendte

or to such other Person or place as HeritageBanc shall furnish to Old Second or Old Second shall furnish to HeritageBanc in writing. Except as otherwise provided herein, all such notices, consents, waivers and other communications shall be effective:  (a) if delivered by hand, when delivered; (b) if mailed in the manner provided in this Section 12.5, five Business Days after deposit with the United States Postal Service; (c) if delivered by overnight express delivery service, on the next Business Day after deposit with such service; and (d) if by facsimile, on the next Business Day. For any notice delivered to Old Second pursuant to Section 6.2(d), HeritageBanc shall not be required to provide a copy of such notice to any Person other than Old Second.

Section 12.6         Entire Agreement.  This Agreement, the Schedules, any documents executed by the parties pursuant to this Agreement and referred to herein, and that certain Mutual Non-Disclosure Agreement, dated June 7, 2007, between HeritageBanc and Old Second (the ”Confidentiality Agreement”), constitute the entire understanding and agreement of the parties hereto and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties.

Section 12.7         Modification.   This Agreement may not be amended except by a written agreement signed by each of HeritageBanc and Old Second. Without limiting the foregoing, HeritageBanc and Old Second may by written agreement signed by each of them:  (a) extend the time for the performance of any of the obligations or other acts of the parties hereto; (b) waive any inaccuracies in the representations or warranties contained in this Agreement or in any document delivered pursuant to this Agreement; and (c) waive compliance with or modify, amend or supplement any of the conditions, covenants, agreements, representations or warranties contained in this Agreement or waive or modify performance of any of the obligations of any of the parties hereto, which are for the benefit of the waiving party; provided, however, that no such modification, amendment or supplement agreed to after authorization of this Agreement by the shareholders of Old Second and HeritageBanc shall affect the rights of Old Second’s or

HeritageBanc’s shareholders, respectively, in any manner which is materially adverse to such Persons.

Section 12.8         Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement unless the consummation of the Contemplated Transactions is adversely affected thereby.

Section 12.9         Further Assurances. The parties agree:  (a) to furnish upon request to each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Section 12.10       Survival. Except for the Confidentiality Agreement and covenants that are expressly to be performed after the Closing, the representations, warranties and covenants contained herein shall not survive beyond the Closing.

Section 12.11       Counterparts. This Agreement and any amendments thereto may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

*      *      *      *      *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers on the day and year first written above.

OLD SECOND BANCORP, INC.

By:	/s/ William B. Skoglund
Name:	William B. Skoglund
Title:	President and Chief Executive Officer

OLD SECOND ACQUISITION, INC.

By:	/s/ J. Douglas Cheatham
Name:	J. Douglas Cheatham
Title:	Executive Vice President

HERITAGEBANC, INC.

By:	/s/ John Ladowicz
Name:	John Ladowicz
Title:	Chairman of the Board and Chief Executive Officer

(Signature Page to Merger Agreement)